EXHIBIT (b)(A)

CONFORMED COPY

TERM FACILITIES AGREEMENT

U.S.$ 15,000,000,000

for

SANOFI-AVENTIS

with

BNP PARIBAS

J.P. MORGAN PLC

and

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

as Initial Mandated Lead Arrangers

with

SOCIÉTÉ GÉNÉRALE

acting as Facilities Agent

and

THE LENDERS

Dated 2 October 2010

- ii -

- iii -

THIS TERM FACILITIES AGREEMENT (the “Agreement”) is dated 2 October 2010 and made between:

(1)	SANOFI-AVENTIS a French société anonyme, whose head office is at 174 avenue de France 75013 Paris (France), registered under identification number 395 030 844 RCS Paris as original borrower (the “Company” and as, as the case may be, a “Borrower” and the “Facility B Guarantor”);

(2)	BNP PARIBAS, J.P. MORGAN PLC and SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING (the corporate and investment banking division of Société Générale), as initial mandated lead arrangers (the “Initial Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (together, the “Original Lenders”); and

(4)	SOCIÉTÉ GÉNÉRALE as agent of the other Finance Parties (the “Facilities Agent”).

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

“Acceptable Transferee” means a bank or financial institution (i) which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services and A3 or higher by Moody’s Investor Services Limited or, if ratings from Standard & Poor’s Rating Services or Moody’s Investor Services Limited are not available, a comparable rating from an internationally recognised credit rating agency and (ii) whose principal registered office is located in an OECD country provided that such Acceptable Transferee is not incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

“Accession Letter” means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).

“Acquisition” means (i), through merger of BidCo into the Target, the acquisition by the Company, directly or indirectly, of one hundred percent. (100%) of the Target by way of a One-Step Transaction or a Two-Step Transaction or (ii) the acquisition by BidCo of at least a majority of the Target Shares by way of an Offer.

“Acquisition Documents” means the Offer Documents, the Merger Documents, the depository agreement for the Offer, any dealer manager agreement for the Offer and any other document filed with the SEC or the State of Massachusetts (or any other state authority of the US jurisdiction of incorporation of BidCo) by the Company or BidCo in connection with the Acquisition (and any amendments or supplements thereto).

“Additional Borrower” means a Subsidiary of the Company that is BidCo or another wholly owned Subsidiary of the Company incorporated in France or in the State of Massachusetts or any other U.S. jurisdiction agreed by the Initial Mandated Lead Arrangers, in each case, upon its becoming an Additional Borrower in accordance with Clause 23.2 (Additional Borrower).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Terrorism Law” means each of:

(a)	the Executive Order;

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570;

(d)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)	any similar law enacted in the United States of America subsequent to the Signing Date.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period commencing on the Signing Date and ending on the earlier of:

(a)	the date falling two (2) Business Days after the Signing Date if on or before such date, the Company has not provided to the Facilities Agent a copy of the Public Announcement, in substantially the form provided to the Initial Mandated Lead Arrangers prior to the Signing Date;

(b)	the date falling thirty (30) days after the Signing Date if on or before such date, neither a Merger Agreement has been entered into nor an Offer has been made;

(c)	the date on which the Company or Bidco abandons or withdraws the Acquisition;

(d)	five (5) Business Days after the Final Settlement Date; and

(e)	the date which is nine (9) Months after the Signing Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“BidCo” means a wholly owned subsidiary of the Company incorporated in connection with the Acquisition under the laws of the State of Massachusetts or any other U.S. jurisdiction to be agreed by the Initial Mandated Lead Arrangers.

“Borrowers” means the Company and any Additional Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin and Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris, New York and London.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of the Company with an Acceptable Bank and to which the Company is alone (or together with other Obligors) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Security constituted by a netting or set-off arrangement entered into the Company in the ordinary course of its banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than thirty (30) days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, and to which the Company is alone (or together with other Obligors beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

“Certain Funds Period” means the period commencing on the Signing Date and ending on the last day of the Availability Period.

“Certain Funds Utilisation” means a Utilisation made or to be made under a Facility during the Certain Funds Period where such Utilisation is to be made solely for the purpose set out in Sub-clause 3.1.1 of Clause 3.1 (Purpose).

“Clean-Up Date” means the date falling ninety (90) days after the first Utilisation.

“Closing Date” means the date of the first Utilisation to fund the Acquisition.

“Code” means the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Confidential Information” means all information relating to the Company, the Obligors, BidCo, the Group, the Acquisition, the Target Group, the Transaction Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or the Target Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 30 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group, the Target Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance

Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 7 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facilities Agent.

“Consolidated Net Worth” means at any time the figure given in the then most recent annual audited consolidated accounts of the Company for “capitaux propres” or in the event of a change in accounting presentation or practices, which would have been given if the that change had not taken place.

“Consolidated Subsidiary” means any company which is consolidated by way of “intégration globale” in the audited consolidated financial statements of the Company from time to time.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period or the giving of notice or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facilities Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated or otherwise has terminated (other than in accordance with this Agreement) a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above, its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

payment is made within three (3) Business Days of its due date.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the relevant transaction(s) contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Employee Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which an Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means an event or condition which could reasonably be expected to give rise to any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Executive Order” means Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Existing RCF” means the Euro 7 billion (with an option to increase to Euro 7.3 billion) multicurrency revolving facilities agreement dated 6 July 2010 between, among others, the Company, BNP Paribas as facility agent and the Initial Mandated Lead Arrangers or Affiliates as lenders.

“Extended Facility A Termination Date” means the date falling twenty four (24) Months after the Signing Date.

“Facility” means Facility A or Facility B.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that advance.

“Facility B” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed in accordance with Clause 2.2 (Increase)); and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement or assumed in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Guarantor” means the Company.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that advance.

“Facility B Repayment Date” means (i) the First Facility B Repayment Date, (ii) each date falling at integral multiples of six (6) Months thereafter that falls on or prior to the Termination Date for Facility B and (iii) the Termination Date for Facility B.

“Facility Office” means the office notified by a Lender to the Facilities Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement.

“Fee Letter” means:

(a)	any letter or letters dated on or about the date of the Mandate Letter or the Signing Date between the Initial Mandated Lead Arrangers and the Company (or the Facilities Agent and the Company) setting out, inter alia, any of the fees referred to in Clause 12 (Fees); or

(b)	any agreement setting out fees payable to a Finance Party referred to in Sub-clause 2.2.5 of Clause 2.2 (Increase) or under any other Finance Document.

“Final Settlement Date” means the effective date of the Merger (as such date is specified in the applicable certificate of merger).

“Finance Document” means this Agreement, any Fee Letter, the Mandate Letter, any Utilisation Request, the TEG Letter or the TEG Letters, (once executed) the Guarantee, any Accession Letter and any other document designated as such by the Facilities Agent and the Company.

“Finance Party” means any of the Facilities Agent, the Initial Mandated Lead Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis) (and when calculating the value of such indebtedness, only the extent of such recourse will be taken into account);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and required by GAAP to be treated as borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“First Facility B Repayment Date” means the later of (i) the date falling six (6) Months after the date of the first Utilisation of a Facility and (ii) the date falling twelve (12) Months after the Signing Date.

“Form 6-K” means any registration statement of any Obligor filed with the SEC and designated as such.

“Form 20-F” means any registration statement of any Obligor filed with the SEC and designated as such.

“GAAP” means IFRS.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantee” means the guarantee (garantie à première demande) to be issued by the Facility B Guarantor substantially in the form set out in Part 5 of Schedule 2 (Conditions precedent).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards, as promulgated from time to time by the International Accounting Standards Board to the extent applicable to any Borrower under applicable laws and regulations.

“Impaired Agent” means the Facilities Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facilities Agent otherwise rescinds or repudiates or otherwise terminates (other than in accordance with this Agreement) a Finance Document;

(c)	(if the Facilities Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facilities Agent;

unless, in the case of paragraph (a) above:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(b)	the Facilities Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to it in Clause 2.2 (Increase).

“Initial Period” means the period commencing on (and including) the date of the first Utilisation and ending on (and including) the date falling two (2) Months thereafter.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the United Kingdom Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the United Kingdom Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the United Kingdom Banking Act 2009 or has exercised in respect of it in any jurisdiction any similar powers which have similar effects to those referred to in this paragraph (f);

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied,

enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“IRS” means the U.S. Internal Revenue Service.

“Legal Reservations” means any general principles of law (including, for the avoidance of doubt, any general principles of insolvency law) limiting an Obligor’s obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 23.2 (Additional Borrower).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 2.2 (Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	for an Interest Period commencing on a Utilisation Date for which the Utilisation Request was delivered to the Facilities Agent one Business Day prior to that Utilisation Date, the Reference Bank Rate;

(b)	for an Interest Period of one (1) Month commencing on (i) a Utilisation Date for which the Utilisation Request was delivered to the Facilities Agent more than one Business Day prior to that Utilisation Date or (ii) the last day of another Interest Period for that Loan or which is for a duration that is not one (1), three (3) or six (6) Months, the higher of (i) the applicable Screen Rate (if available) and (ii) the Reference Bank Rate;

(c)	for any Interest Period which is for a duration of three (3) or six (6) Months:

(i)	the applicable Screen Rate; or

(ii)	(if no Screen Rate is available for the Interest Period of that Loan) the Reference Bank Rate,

in each case, as of the Specified Time on the Quotation Day for dollars and for a period comparable to the Interest Period of that Loan.

“Loan” means a Facility A Loan or a Facility B Loan.

“L’Oréal” means L’Oréal SA, a French company whose registered office is at 14, rue Royale, 75008 Paris, registered under identification number 632 012 100 RCS Paris.

“LMA” means the Loan Market Association.

“Major Default” means:

(a)	with respect to any Obligor, BidCo, any member of the Group that is a party to an Acquisition Document, or any other member of the Restricted Group which is not a member of the Target Group only, any circumstances constituting an Event of Default under any of Clause 21.1 (Non-Payment); Clause 21.2 (Other obligations) insofar as it relates to a breach of Clauses 20.2 (Compliance with laws), 20.3 (Negative pledge), 20.4 (Merger) or 20.10 (Acquisition related undertakings) (other than Sub-clauses 20.10.6 and 20.10.7(b) to (f)); Clause 21.3 (Misrepresentation) insofar as it relates to a breach of any Major Representation; Clause 21.5 (Insolvency); Clause 21.6 (Insolvency proceedings); Clause 21.7 (Creditors’ process); or Sub-clause 21.8.1 of Clause 21.8 (Unlawfulness, invalidity and termination); or

(b)	any circumstances constituting an Event of Default under Sub-clause 21.8.2 or Sub-clause 21.8.3 of Clause 21.8 (Unlawfulness, invalidity and termination);

(c)	a Target Bankruptcy Event has occurred or would occur as a result of the Acquisition; or

(d)	the Company or BidCo is entitled (as determined by the Initial Mandated Lead Arrangers acting reasonably) to terminate the Acquisition or to refuse to complete the Acquisition as a result of non-satisfaction of any condition contained in any Acquisition Document relating to (i) receipt of anti-trust or competition approvals under the United States federal law or, to the extent required for the Acquisition, European Union laws or regulations (in any case, whether through expiration of the applicable waiting period or otherwise) or (ii) a minimum level of acceptance equal to the majority of the Target Shares on fully diluted basis.

“Major Representation” means a representation or warranty, with respect to any of the Obligors, BidCo, any member of the Group that is a party to an Acquisition Document, or any other member of the Restricted Group which is not a member of the Target Group only, under any of Clause 18.1 (Status) to Clause 18.5 (Validity and admissibility in evidence) inclusive.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/ 3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/ 3% of the Total Commitments immediately prior to the reduction).

“Mandate Letter” means the letter dated 2 October 2010 between the Initial Mandated Lead Arrangers, the Company and others.

“Mandatory Cost” means the percentage rate per annum calculated by the Facilities Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)	in relation to any Facility A Loan, the percentage per annum set out below in the column opposite the relevant period set out below:

Period (from the Utilisation Date of the first Utilisation under Facility A (the “Relevant Date”))	Applicable Margin per annum
From the Relevant Date until (and excluding) the date falling three (3) Months after the Relevant Date	0.55%
From (and including) the date falling three (3) Months after the Relevant Date to (and excluding) the date falling six (6) Months after the Relevant Date	0.75%
From (and including) the date falling six (6) Months after the Relevant Date to (and excluding) the date falling nine (9) Months after the Relevant Date	0.95%
From (and including) the date falling nine (9) Months after the Relevant Date to (and excluding) the date falling twelve (12) Months after the Relevant Date	1.15%
From (and including) the date falling twelve (12) Months after the Relevant Date to (and excluding) the date falling fifteen (15) Months after the Relevant Date	1.45%
From (and including) the date falling fifteen (15) Months after the Relevant Date and thereafter	1.75%

; and

(b)	in relation to any Facility B Loan,

(i) if both the Rating Agencies provide a “stable” or “positive” outlook for the Company on the first Utilisation Date of a Facility or at any time during the Initial Period, the Margin (as of the date falling three (3) Business Days after the date on which both Rating Agencies provide such a “stable” or “positive” outlook and thereafter without any further adjustment) shall be the percentage rate per annum specified in the table below according to the Rating ; or

(ii) if any one of the Rating Agencies has a “negative” outlook or the Company is under “negative credit watch” with Standard & Poor’s or under “review” with Moody’s on the first Utilisation Date of a Facility, at all times (and except if at any time during the Initial Period, both the Rating Agencies provide a “stable” or “positive” outlook for the Company, in which event after such time paragraph (i) above shall apply):

(1) if, during the Initial Period, the Company is under “negative credit watch” with Standard & Poor’s or under “review” with Moody’s, then until such time (whether during the Initial Period or thereafter) as the Company is neither under “negative credit watch” with Standard & Poor’s nor under “review” with Moody’s, the Margin shall be the higher of (a) one percent. per annum (1.00 % p.a.) and (b) the percentage rate per annum specified in the table below according to the Rating of the Company; and

(2) at any other time, the Margin shall be the percentage rate per annum specified in the table below according to the Rating of the Company:

Standard & Poor’s	Moody’s	Margin (% p.a.)
AA- and above	Aa3 and above	0.75
A+	A1	0.90
A	A2	1.10
A- and below	A3 and below	1.30

Provided that:

(iii) If, at any time, Ratings assigned to the Company by the Rating Agencies at any time are at different levels in the table above, the Margin shall be the arithmetical average of those applicable to each Rating.

(iv) If, on the first Utilisation Date or at any time thereafter when paragraph (ii) above applies, only one of the Rating Agencies assigns a Rating to the Company then the Margin shall determined by reference to that Rating.

(v) If, on the first Utilisation Date or at any time thereafter when paragraph (ii) above applies, none of the Rating Agencies assigns a Rating to the Company then the Margin shall be the higher of (a) one percent. per annum (1.00 % p.a.) and (b) the percentage rate per annum specified in the table above according to the Rating of the Company immediately prior to the first date on which none of the Rating Agencies assigned a Rating to the Company; and

(vi) In the event that paragraph (ii) above applies and there is any change in a Rating, the Margin for the Facility B Loans will be changed in accordance with the provisions set out above with effect from the day falling three (3) Business Days following the date of a change to the Rating.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole, and

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents.

“Material Subsidiary” means:

(a)	until the first date of delivery of the Company’s annual audited consolidated financial statements pursuant to Clause 19.1 (Financial statements) succeeding the end of the Availability Period, BidCo and, on (but after the first Utilisation) or after the Closing Date, the Target;

(b)	at any time, any Consolidated Subsidiary of the Company which is named in the list of Subsidiaries set out in Schedule 10 (Material Subsidiaries); and

(c)	at any time following the date of delivery of the Company’s annual audited consolidated financial statements pursuant to Clause 19.1 (Financial statements), any Consolidated Subsidiary of the Company whose net turnover (excluding turnover arising from intra-group transactions) is equal to or greater than 5 percent. (5%) of the consolidated net turnover of the Group or whose net result (as set out in its relevant annual audited financial statements) for any of the last three financial years was equal to or greater than 5 percent. (5%) of the Net Result of the Group for the corresponding financial year, such determination being made by reference to the most recent annual financial statements of that Consolidated Subsidiary, consolidated to the extent required by the laws or accounting standards applicable to that Subsidiary, used for the purpose of the most recent annual audited consolidated financial statements of the Company, as certified on the first and each subsequent date of delivery of the Company’s annual audited consolidated financial statements for the time being of the Company and provided that a joint-venture company which is a Consolidated Subsidiary whose voting rights are held equally or in almost equal proportion by the Company and another entity which is not a member of the Group shall constitute a Material Subsidiary only if it cumulatively exceeds both thresholds set out above in respect of net turnover and net result, provided that for any Consolidated Subsidiary that has become a Subsidiary of the Company during any financial year to which the Company’s annual audited consolidated financial statements delivered pursuant to Clause 19.1 (Financial statements) relate, such Consolidated Subsidiary’s net turnover and net result are calculated (on a pro-forma basis) taking into account such Consolidated Subsidiary’s net turnover and net result prior its becoming a Subsidiary of the Company.

“Merger” means any merger of BidCo and Target for the purposes of the Acquisition.

“Merger Agreement” means any agreement and plan of merger entered into between the Company, BidCo and Target or BidCo and Target in connection with a Merger.

“Merger Documents” means, in the event that the Acquisition includes a Merger, any Merger Agreement and any certificate of merger.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investor Services Limited.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) that is subject to Title IV of ERISA that is contributed to for any employees of an Obligor or any ERISA Affiliate.

“Net Result” means the résultat net de l’ensemble consolidé as set out in the Company’s most recent audited consolidated Financial Statements.

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

“Obligor” means a Borrower or the Facility B Guarantor.

“Offer” means the public tender offer by BidCo offering to purchase all of the Target Shares subject to, among other conditions, a minimum condition of at least the majority of the Target Shares on a fully-diluted basis and available for an initial offer period of twenty (20) business days as set forth in the Offer Documents, including any extensions thereof and any subsequent offering period.

“Offer Documents” means, the offer to purchase (including any supplements thereto), the related letter of transmittal (including any amendments thereto), tombstone advertisement and Schedule TO (including any amendments thereto), in each case, relating to an Offer.

“One-Step Transaction” means the acquisition by the Company, directly or indirectly, of one hundred percent. (100%) of the Target by way of a Merger without a preceding tender offer.

“Original Facility A Termination Date” means the date falling eighteen (18) Months after the Signing Date.

“Original Financial Statements” means:

(a)	in relation to the Company, its audited consolidated financial statements and its unconsolidated financial statements for its financial year ended 31 December 2009; and

(b)	in relation to the Additional Borrower, its last available financial statements (consolidated and audited if so required by applicable law or GAAP) for a financial year or, if not available, its opening balance sheet.

“Overall Commitment” of a Lender means its Facility A Commitment and its Facility B Commitment.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Merger” means an amalgamation, merger or corporate reconstruction involving an Obligor and:

(a)	if it involves the Company, the Company is the surviving entity; or

(b)	it is a Merger and:

(i)	at least four (4) Business Days prior to the consummation of such Merger, the Facilities Agent has received all of the documents and other evidence listed in paragraph 6 of Part A of Part 4 of Schedule 2 (Conditions precedent) and drafts of all of the documents and other evidence listed in paragraphs 1 to 5 of Part A of Part 4 of Schedule 2 (Conditions precedent), each in form and substance satisfactory to the Facilities Agent;

(ii)	prior to the consummation of such Merger, the Facilities Agent has received all of the documents and other evidence listed in Part A of Part 4 of Schedule 2 (Conditions precedent), each in form and substance satisfactory to the Facilities Agent (acting reasonably), provided that they will be considered to be in form and substance satisfactory to the Facilities Agent if they are same, in form and substance, as the drafts provided pursuant to paragraph (i); and

(iii)	promptly upon the consummation of such Merger, the Facilities Agent has received all of the documents and other evidence listed in Part B of Part 4 of Schedule 2 (Conditions precedent), each in form and substance satisfactory to the Facilities Agent.

“Public Announcement” means the issuance of a press release by the Company announcing either (i) the execution of a Merger Agreement with the recommendation of the board of directors of the Target or (ii) the intention to make an Offer.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax Gross Up and Indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the relevant Utilisation Request is received one (1) Business Day prior to the relevant Utilisation Date and for the Interest Period commencing on that Utilisation Date) one (1) Business Day before the first day of that period; or

(b)	(if the relevant Utilisation Request is received more than one (1) Business Day prior to the relevant Utilisation Date and for the Interest Period commencing on that Utilisation Date) two (2) Business Days before the first day of that period; and

(c)	(for an Interest Period for a Loan which commences on the last day of an Interest Period for that Loan) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facilities Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating” means the rating attributed by Standard & Poor’s and/or Moody’s to the long term unsecured debt of the Company.

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Reference Bank Rate” means the arithmetic average of the rates (rounded upwards to four decimal places) as supplied to the Facilities Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to LIBOR and Mandatory Cost, the principal London offices of BNP Paribas, HSBC Bank plc, JPMorgan Chase Bank, N.A., Société Générale and UBS AG or such other banks as may be appointed by the Facilities Agent as approved by the Company provided such approval is not unreasonably withheld or delayed.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 18.1 (Status), Clause 18.2 (Binding obligations), Sub-clauses 18.3.1 and 18.3.2 of Clause 18.3 (Non-conflict with other obligations), Clause 18.4 (Power and authority), Clause 18.5 (Validity), Clause 18.6 (Governing law and enforcement), Sub-clause 18.7.1 of Clause 18.7 (No Default) and Clause 18.9 (Pari passu ranking), Clause 18.11 (ERISA and Multiemployer Plans) to Clause 18.14 (Anti-Terrorism Laws).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Group” means the Obligors and each of the Material Subsidiaries.

“Restricted Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; or

(c)	in any successor list to either of the foregoing.

“Screen Rate” means, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facilities Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to a Facility.

“Settlement Utilisation” means a Utilisation to be made or made pursuant to a Settlement Utilisation Request (as defined in Schedule 9 (Timetables).

“Signing Date” means the date of this Agreement.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Standard & Poor’s” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, or any successor thereof.

“Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de Commerce.

“Surviving Entity” means the entity surviving from the Merger (being the Target).

“Syndication Date” means the day specified by the Initial Mandated Lead Arrangers as the day on which primary syndication of the Facilities is completed.

“Target” means Genzyme Corporation, a company incorporated under the laws of the State of Massachusetts, whose head office is at 500 Kendall Street, Cambridge, Massachusetts 02142 and whose IRS employer identification number is 06-1047163.

“Target Bankruptcy Event” means the occurrence of either of the following events:

(a)	Target (i) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (ii) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (iii) consents to the appointment of a custodian of it or for substantially all of its property, (iv) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (v) makes a general assignment for the benefit of its creditors or (vi) takes any corporate action to authorize or effect any of the foregoing; or

(b)	a court of competent jurisdiction enters a judgment, decree or order for relief in respect of Target in an involuntary case or proceeding under any Bankruptcy Law, which shall (i) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of Target, (ii) appoint a custodian of Target or for substantially all of any of its respective property or (iii) order the winding-up or liquidation of Target’s affairs.

For purposes of this definition, the term “Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy Code” or similar U.S. state law for the relief of debtors.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means the issued and outstanding shares of common stock (including any shares resulting from the exercise of stock options) of the Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by the relevant person to pay or any delay by the relevant person in paying any of the same).

“TEG Letter” means the letter or letters referred to in Clause 9.5 (Effective Global Rate (Taux Effectif Global)).

“Termination Date” means:

(a)	in relation to Facility A, the Original Facility A Termination Date or, if the Company has requested an extension of Facility A in accordance with Clause 6 (Extension of Facility A) and each of the requirements set out in Clause 6 (Extension of Facility A) is fulfilled, the Extended Facility A Termination Date; and

(b)	in relation to Facility B, the date falling forty-two (42) Months after the Signing Date.

“Total” means Total SA, a French company whose registered office is at 2, place de la Coupole, La Défense 6, 92400 Courbevoie, registered under identification number 542 051 180 RCS Nanterre.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being fifteen billion dollars (USD 15,000,000,000) as at the Signing Date.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being ten billion dollars (USD 10,000,000,000) as at the Signing Date.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being five billion dollars (USD 5,000,000,000) as at the Signing Date.

“Transaction Documents” means the Acquisition Documents and the Finance Documents.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Facilities Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Facilities Agent executes the Transfer Agreement.

“Treaty Lender” shall have the meaning set forth in Clause 13.1.1.

“Two-Step Transaction” means the acquisition by the Company, directly or indirectly, of one hundred percent. (100%) of the Target by way of a tender offer followed by a Merger.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means a Borrower whose jurisdiction of organization is a state of the United States or the District of Columbia.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Request).

“VAT” means value added tax.

“1940 Act” means U.S. Investment Company Act of 1940.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Facilities Agent”, the “Initial Mandated Lead Arrangers”, any “Finance Party”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(d)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(e)	“gross negligence” means “faute lourde”;

(f)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(g)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(h)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(i)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(j)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or of any other authority or organisation;

(k)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(l)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(m)	“wilful misconduct” means “dol”;

(n)	a provision of law is a reference to that provision as amended or re-enacted; and

(o)	unless a contrary indication appears, a time of day is a reference to Paris time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“U.S. $” , “USD”, “Dollar” and “dollar” denote the lawful currency of the United States of America, “£” and “Sterling” denote the lawful currency of the United Kingdom, “Euro” or “€” denotes the single currency unit of the European Union as constituted by the Treaty of Rome (as amended), “Swiss Franc” and “CHF” denote the lawful currency of Switzerland and “Yen” and “¥” denote the lawful currency of Japan.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders agree to make available:

2.1.1	to the Company, a term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

2.1.2	to the Borrowers, a term loan facility in an aggregate amount equal to the Total Facility B Commitments

2.2	Increase

2.2.1	The Company may by giving prior notice to the Facilities Agent by no later than the date falling twenty (20) Business Days after the effective date of a cancellation of:

(a)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.9 (Right of cancellation in relation to a Defaulting Lender); or

(b)	the Commitments of a Lender in accordance with Clause 8.1 (Illegality),

request that (i) if such Available Commitment or Commitment cancelled is in respect of Facility A, the Total Facility A Commitments and (ii) if such Available Commitment or Commitment cancelled is in respect of Facility B, the Total Facility B Commitments be increased (and the Total Facility A Commitments and the Total Facility B Commitments shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(c)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which is acceptable to the Facilities Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (such confirmation to be evidenced by its execution of an Increase Confirmation);

(d)	each Obligor and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another in respect of the relevant increased Commitments as such Obligor and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of the relevant increased Commitments;

(e)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(f)	the Commitments of the other Lenders shall continue in full force and effect; and

(g)	any increase in the Total Facility A Commitments or, as the case may be, the Total Facility B Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in Sub-clause 2.2.2 below are satisfied.

2.2.2	Subject to Sub-clause 2.2.5 below, an increase in the Total Facility A Commitments or the Total Facility B Commitments will only be effective on:

(a)	the execution by the Facilities Agent and the Company of an Increase Confirmation from the relevant Increase Lender; and

(b)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facilities Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facilities Agent shall promptly notify to the Company and the Increase Lenders.

2.2.3	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facilities Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.2.4	The Company shall, on the date upon which the increase takes effect, pay to the Facilities Agent (for its own account) a fee of one thousand five hundred Euro (€1,500) and the Company shall promptly on demand pay the Facilities Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

2.2.5	The Company may pay to the Increase Lender for its own account a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this Sub-clause.

2.2.6	Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(a)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(b)	the “New Lender” were references to that “Increase Lender”; and

(c)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

2.3.1	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any Obligor shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

2.4.1	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests); and

(b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or received the relevant notice, demand or other communication.

2.4.2	Every notice or other communication given or made by the Company or given to the Company under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

SECTION 3

PURPOSE

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts raised by it under each Facility towards:

3.1.1	financing (or, in the case of Target Shares purchased in a subsequent offering period of an Offer, refinancing) the consideration due to the holders of Target Shares in the Acquisition, together with all consideration due to the holders of Target’s other issued and outstanding equity securities (e.g. stock options, restricted stock units, deferred stock units and other equity compensation securities) in connection with such transaction; and/or

3.1.2	payment of fees, costs and expenses incurred in connection with the Acquisition,

provided that a Borrower may, directly or indirectly, transfer amounts raised by it under the Facilities to BidCo to allow it to apply such amount in accordance with the foregoing clauses.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

SECTION 4

CONDITIONS OF UTILISATION

4.	CONDITIONS OF UTILISATION

4.1	Initial and subsequent documentary conditions precedent

4.1.1	No Borrower may deliver a Utilisation Request unless the Facilities Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facilities Agent. The Facilities Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.1.2	No Borrower may deliver a Utilisation Request for a Utilisation after the Closing Date unless the Facilities Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facilities Agent. The Facilities Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Event of Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by each Borrower are true in all material respects.

4.3	Maximum number of Loans

4.3.1	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)	twelve (12) or more Facility A Loans would be outstanding; or

(b)	six (6) or more Facility B Loans would be outstanding.

4.4	Utilisations during the Certain Funds Period

4.4.1	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Major Default is continuing or would result from the proposed Utilisation; and

(b)	all the Major Representations are true in all material respects.

4.4.2	During the Certain Funds Period (save in circumstances where, pursuant to Sub-clause 4.4.1 above, a Lender is not obliged to comply with Clause 5.4

(Lenders’ participation) and subject as provided in Clause 8.1 (Illegality) and Clause 8.2 (Change of Control)), none of the Finance Parties shall be entitled to:

(a)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(b)	rescind, terminate or cancel this Agreement or any Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(c)	refuse to participate in the making of a Certain Funds Utilisation;

(d)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(e)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 5

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

5.1.1	The Company may utilise Facility A by delivery to the Facilities Agent of a duly completed Utilisation Request not later than the Specified Time

5.1.2	A Borrower may utilise Facility B by delivery to the Facilities Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request delivered to the Facilities Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	if the Facility to be utilised is Facility A, the proposed Utilisation is to the Company;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period;

(d)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(e)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request delivered to the Facilities Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request).

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request delivered to the Facilities Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) must be dollars.

5.3.2	The amount of the proposed Loan must be:

(a)	in relation to Facility A, a minimum of twenty five million dollars (USD 25,000,000) or, if less, the Available Facility for Facility A; and

(b)	in relation to Facility B, a minimum of twenty five million dollars (USD 25,000,000) or, if less, the Available Facility for Facility B.

5.4	Lenders’ participation

5.4.1	Subject to the other terms of this Agreement including Clause 7 (Repayment), each Lender shall, on the relevant Utilisation Date, make its participation in each Loan through its Facility Office and in the case of a Settlement Utilisation:

(a)	make available such participation through Fedwire;

(b)	shall provide to the Facilities Agent a copy of a SWIFT confirmation message evidencing that it has so made available its participation on or before 3:00 p.m. (Paris time) 1 Business Day before the Utilisation Date; and

(c)	make available the Fedwire confirmation number to the Facilities Agent on or before 9:00 a.m. (New York time) on the Utilisation Date.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Facilities Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.4.4	In the case of a Settlement Utilisation, promptly after receipt of the SWIFT confirmations from the Lenders pursuant to Sub-clause 5.4.1(b), the Facilities Agent shall provide a copy of those SWIFT confirmations to the Company.

SECTION 6

FACILITY A TERMINATION DATE EXTENSION

6.	EXTENSION OF FACILITY A

6.1	Extension Request

The Company may request from the Lenders an extension of Facility A for a period of six (6) Months by giving notice (the “Facility A Extension Request”) to the Facilities Agent not earlier than thirty (30) Business Days and no later than five (5) Business Days before the Original Facility A Termination Date. Such notice shall be made in writing and be unconditional and binding on the Company.

6.2	Notification of Extension Request

Upon receipt of such Facility A Extension Request from the Company requesting the extension of the Original Facility A Termination Date the Facilities Agent will promptly notify the Lenders thereof.

6.3	Extension of Facility A

If:

6.3.1	the Company has provided an Extension Request in accordance with Clause 6.1 (Extension Request);

6.3.2	the Facilities Agent has received the extension fee payable pursuant to Clause 12.5 (Extension fee) no later than three (3) Business Days before the Original Facility A Termination Date; and

6.3.3	no Default is continuing or would result therefrom,

the Original Facility A Termination Date shall be extended to the Extended Facility A Termination Date with effect from the Original Facility A Termination Date and with binding effect for all Parties.

6.4	Restrictions

The Company may only deliver one Facility A Extension Request.

SECTION 7

REPAYMENT

7.	REPAYMENT

7.1	Repayment of Facility A Loans

The Company shall repay the aggregate Facility A Loans in full on the Termination Date.

7.2	Repayment of Facility B Loans

7.2.1	Each Borrower under Facility B shall repay the aggregate Facility B Loans provided to that Borrower in instalments by repaying on each Facility B Repayment Date an amount which reduces the amount of the outstanding aggregate Facility B Loans provided to that Borrower by an amount equal to the relevant fraction of all the Facility B Loans provided to that Borrower outstanding as at the close of business in Paris on the last day of the Availability Period in relation to Facility B as set out in the table below:

Facility B Repayment Date	Repayment Instalment Fraction

First Facility B Repayment Date	1/6

six (6) Months following the First Facility B Repayment Date	1/6

twelve (12) Months following the First Facility B Repayment Date	1/6

eighteen (18) Months following the First Facility B Repayment Date	1/6

twenty-four (24) Months following the First Facility B Repayment Date	1/6

Termination Date	1/6

7.2.2	If, in relation to a Facility B Repayment Date, the aggregate amount of the Facility B Loans made to the Borrowers exceeds the Repayment Instalment to be repaid by the Borrowers, the Company may, if it gives the Facilities Agent not less than five (5) Business Days’ prior notice, select which of those Facility B Loans will be wholly or partially repaid so that the Facility B Repayment Instalment is repaid on the relevant Repayment Date in full.

7.2.3	For the avoidance of doubt, the entire principal amount of the Facility B Loans outstanding as of the Termination Date shall be repaid in full on the Termination Date.

SECTION 8

PREPAYMENT AND CANCELLATION

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

8.1.1	that Lender shall promptly notify the Facilities Agent upon becoming aware of that event;

8.1.2	upon the Facilities Agent notifying the Company, each Commitment of that Lender will be immediately cancelled; and

8.1.3	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facilities Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facilities Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

8.2.1	If any person (other than L’Oréal or Total) or group of persons acting in concert (other than a concert in which L’Oréal and/or Total have a majority stake) acquires more than fifty percent. (50%) of the voting rights of the Company:

(a)	the Company shall promptly notify the Facilities Agent upon becoming aware of that event and shall consult with the Lenders for a sixty (60) day period commencing on the date of the notification as to maintenance of their respective Commitments outstanding following the occurrence of that event;

(b)	at the end of such sixty (60) day period, each Lender, by not less than fifteen (15) days’ notice to the Company, may cancel its participation in the Facilities and declare all its Commitments and outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, immediately due and payable to it, whereupon the Commitments of such Lenders in the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

8.2.2	For the purpose of Sub-clause 8.2.1 above “control” has the meaning given in article L.233-3 of the French Code de Commerce

8.2.3	For the purpose of Sub-clause 8.2.1 above “acting in concert” has the meaning given in article L.233-10 of the French Code de Commerce.

8.3	Equity and Debt Proceeds

8.3.1	For the purpose of this Clause 8.3:

“Debt Proceeds” means the Dollar, Euro, Sterling, Swiss Franc or Yen cash proceeds received by the Company or any other member of the Group from any issue of notes, bonds, convertible bonds (including, without limitation, for the avoidance of doubt obligations convertibles et/ou échangeables en actions nouvelles ou existantes) or other debt securities, including, without limitation, any TSDIs or in connection with any securitisation or factoring of receivables (in each case, whether issued to the public or by means of private placement), issued by the Company or any member of the Group, and after deducting:

(a)	any reasonable expenses incurred by any member of the Group with respect to that issuance to persons which are not members of the Group; and

(b)	any Tax incurred and required to be paid by a member of the Group in connection with that issuance (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit deduction or allowance).

For the avoidance of doubt any proceeds received in any currency other than Dollar, Euro, Sterling, Swiss Francs or Yen are not Debt Proceeds.

“Equity Proceeds” means the cash proceeds received by the Company or any other member of the Group from any share capital increase (other than as a result of the conversion of bonds or other debt securities) issued by the Borrower or any other member of the Group and subscribed by a person which is not a member of the Group and which does not result in the application of Clause 8.2 (Change of control) and after deducting:

(a)	any reasonable expenses incurred by any member of the Group with respect to that issuance to persons which are not members of the Group; and

(b)	any Tax incurred and required to be paid by a member of the Group in connection with that issuance (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit deduction or allowance).

“Excluded Debt Proceeds” means the cash proceeds received by the Company or any other member of the Group from drawings under commercial paper programmes that are in place as at the Signing Date, billets de trésorie issued under a programme existing as at the Signing Date.

“Excluded Equity Proceeds” means (i) the Equity Proceeds arising from the issuance of stock under warrants existing as at the Signing Date, under stock options existing as at the Signing Date or pursuant to employee incentive schemes and (ii) Equity Proceeds which (a), for any issuance of share capital, are less than or equal to one hundred and fifty million dollars (USD

150,000,000) (or its equivalent in any currency or currencies) and (b), when aggregated with all other Equity Proceeds are less than or equal to five hundred million dollars (USD 500,000,000) (or its equivalent in any currency or currencies).

8.3.2	The Company shall promptly notify the Facilities Agent upon receipt by it or any member of the Group of Equity Proceeds (other than Excluded Equity Proceeds) or Debt Proceeds (other than Excluded Debt Proceeds), as the case may be.

8.3.3	Upon the receipt of the Equity Proceeds (other than Excluded Equity Proceeds) and/or Debt Proceeds (other than Excluded Debt Proceeds) by any member of the Group:

(a)	if the Available Facility for Facility A is greater than zero, the Facility A Commitments of the Lenders shall be automatically cancelled (pro rata across such Facility A Commitments) in an amount equal to the amount of such Equity Proceeds and/or Debt Proceeds (or if less, the amount of the Available Facility for Facility A); and

(b)	on the last day of the first Interest Period ending at least three (3) Business Days after the date of such receipt and to the extent that such Equity Proceeds and/or Debt Proceeds exceed the amount of Available Facility for Facility A cancelled pursuant to paragraph (a) above, the Company shall prepay Facility A Loans in the amount of such excess (pro rata across the Facility A Loans).

8.4	Mandatory prepayment – Target Group shares and assets

8.4.1	For the purposes of this Clause 8.4:

“Disposal” means a sale, lease, transfer or other disposal by a person of Target Shares or any shares, asset, undertaking or business of a member of the Target Group (in each case, whether by a voluntary or involuntary single transaction or series of transactions) and provided that such disposal is not prohibited under this Agreement.

“Disposal Proceeds” means the cash consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group to a person which is not a member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Excluded Disposal Proceeds” means (a) an individual Disposal to a person which is not a member of the Group where the Disposal Proceeds from that Disposal are an amount which when aggregated with other Disposals Proceeds do not exceed five hundred million dollars (USD 500,000,000) (or its equivalent in any other currency or currencies) and (b) Disposals of inventory in the ordinary course of trading.

8.4.2	On the last day of the first Interest Period ending at least three (3) Business Days after the date of such receipt of Disposal Proceeds, the Company shall prepay Facility A Loans in the amount of such Disposal Proceeds (pro rata across the Facility A Loans).

8.4.3	The Company shall promptly after receipt of such Disposal Proceeds deliver a certificate to the Facilities Agent confirming the amount of such Disposal Proceeds.

8.5	Voluntary cancellation

The Company may, if it gives the Facilities Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of twenty five million dollars (USD 25,000,000) of any Available Facility. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably under that Facility.

8.6	Voluntary Prepayment

A Borrower to which a Loan has been made may, if it gives the Facilities Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of twenty five million dollars (USD 25,000,000)).

8.7	Right of repayment and cancellation in relation to a single Lender

8.7.1	If:

(a)	any sum payable to any Lender by a Borrower is required to be increased under Sub-clause 13.2.3 of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document;

(b)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(c)	any amount payable to any Lender by the Company under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for the Company by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Facilities Agent notice of cancellation of the Commitment of that Lender and/or its intention to procure the repayment of that Lender’s participation in the relevant Loans.

8.7.2	On receipt of a notice referred to in Sub-clause 8.7.1 above, the Commitment of that Lender shall immediately be reduced to zero.

8.7.3	On the last day of each Interest Period which ends after the Company has given notice under Sub-clause 8.7.1 above (or, if earlier, the date specified by the Company in that notice), each Borrower shall repay that Lender’s participation in the relevant Loans.

8.8	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for a Borrower to perform any of its obligations to any Lender under Sub-clause 13.2.3 of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

8.8.1	the Company shall promptly notify the Facilities Agent upon becoming aware of that event;

8.8.2	upon the Facilities Agent notifying that Lender, each of its Commitments will be immediately cancelled; and

8.8.3	that Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of each Interest Period which ends after the Company has given notice under Sub-clause 8.8.1 above or, if earlier, the date specified by that Lender in a notice delivered to the Facilities Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.9	Right of cancellation in relation to a Defaulting Lender

8.9.1	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facilities Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

8.9.2	On the notice referred to in Sub-clause 8.9.1 above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

8.9.3	The Facilities Agent shall as soon as practicable after receipt of a notice referred to in Sub-clause 8.9.1 above, notify all the Lenders.

8.9.4	For the avoidance of doubt, other than by exercising rights and remedies pursuant to this Agreement or in law, each of the Lenders undertakes not to engage in any of the actions contemplated in paragraph (b) of the definition of Defaulting Lender.

8.10	Restrictions

8.10.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.10.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.10.3	No part of a Facility which is prepaid or repaid may be reborrowed.

8.10.4	No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.10.5	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.10.6	If the Facilities Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

8.11	Effect of prepayment on scheduled repayments of Facility B

If any of the Facility B Loans are prepaid in accordance with this Clause 8 then the amount of the Repayment Instalment for Facility B for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Facility B Loan prepaid.

8.12	Restrictions on mandatory prepayment

8.12.1	Any mandatory prepayment to be made by the Company under Clause 8.4 (Mandatory prepayment – Target Group shares and assets) shall be limited to the sum of (a) Cash and Cash Equivalent Investments held by the Company, (b) distributable profits net of Taxes for the current financial year of its Subsidiaries which are distributable, (c) distributable reserves of its Subsidiaries which are distributable, (d) any intercompany loan which can be lawfully granted by any member of the Group to the Company and (e) any other debt owed by any member of the Group to the Company (whether due and payable or not), in each case to be determined upon the date upon which the relevant prepayment obligation arose.

8.12.2	To the extent that the Company’s obligation to make a mandatory prepayment under Clause 8.4 (Mandatory prepayment – Target Group shares and assets) is limited by the provisions of this Clause 8.12, any prepayment obligation of the Company shall be on-going and shall be reinstated without triggering any penalty at the time and to the extent that the events or circumstances giving rise to such limitation shall cease to exist.

8.13	Mandatory cancellation

All Available Commitments under a Facility shall automatically be cancelled at the end of the Availability Period.

SECTION 9

INTEREST

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

9.1.1	Margin;

9.1.2	LIBOR; and

9.1.3	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

9.3.1	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Sub-clause 9.3.2 below, is one percent. (1%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facilities Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the relevant Borrower on demand by the Facilities Agent.

9.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be one percent. higher than the rate which would have applied if the overdue amount had not become due.

9.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facilities Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and a Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the Signing Date. However, each Borrower acknowledges that it has received from the Facilities Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that such letter forms part of this Agreement.

SECTION 10

INTEREST PERIODS

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

10.1.1	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request or (if that Loan has already been borrowed) in a Selection Notice.

10.1.2	Each Selection Notice is irrevocable and must be delivered to the Facilities Agent by the Borrower not later than the Specified Time.

10.1.3	If a Borrower (or the Company on behalf of that Borrower) fails to deliver a Selection Notice to the Facilities Agent in accordance with Sub-clause 10.1.1 above, the relevant Interest Period will, be three (3) Months.

10.1.4	Subject to this Clause 10:

(a)	The Company may select an Interest Period for a Facility A Loan of one (1) or three (3) Months provided that the Company may not select an Interest Period for a Facility A Loan of one (1) Month more than three (3) times.

(b)	A Borrower (or the Company on behalf of that Borrower) may select an Interest Period for a Facility B Loan of three (3) or six (6) Months or, if such period is less than three (3) Months, of a period ending on (and including) the First Facility B Repayment Date.

10.1.5	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

10.1.6	An Interest Period for a Facility B Loan which commences prior to a Facility B Repayment Date shall not extend beyond that Facility B Repayment Date.

10.1.7	Each Interest Period for a Loan shall start on the Utilisation Date of that Loan or (if already made) on the last day of its preceding Interest Period.

10.1.8	Prior to the determining the interest rate for a Facility B Loan, the Facilities Agent may shorten each Interest Period for a Facility B Loan to ensure that such Interest Period ends on a Facility B Repayment Date. If the Facilities Agent makes any changes to an Interest Period referred to in this Sub-clause 10.1.8, it shall promptly notify the Company and the Lenders.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

SECTION 11

CHANGES TO THE CALCULATION OF INTEREST

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Bank Rate, if one or more Reference Banks does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

11.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Facilities Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

11.2.2	In this Agreement “Market Disruption Event” means, in relation to a Loan:

(a)	at or about noon on the Quotation Day for the relevant Interest Period none or only one of the Reference Banks supplies a rate to the Facilities Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)	before close of business in Paris on the Quotation Day for the relevant Interest Period, the Facilities Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five percent. (35%) of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR.

11.3	Alternative basis of interest or funding

11.3.1	If a Market Disruption Event occurs and the Facilities Agent or the Company so requires, the Facilities Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

11.3.2	Any alternative basis agreed pursuant to Sub-clause 11.3.1 above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

11.4.1	Each Borrower shall, within two (2) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.4.2	Each Lender shall, together with its demand, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

SECTION 12

FEES

12.	FEES

12.1	Commitment fee

12.1.1	The Company shall pay to the Facilities Agent (for the account of each Lender):

(a)	a fee in USD computed at the rate of zero point fifteen percent. (0.15%) per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A.

(b)	a fee in USD computed at the rate of zero point thirty percent. (0.30%) per annum on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B,

in each case commencing to accrue on the Signing Date.

12.1.2	The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.1.3	No commitment fee is payable to the Facilities Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Upfront Fee

12.2.1	The Company shall pay to the Facilities Agent (for the account of the Lenders) an upfront fee in the amount and at the times agreed in a Fee Letter.

12.2.2	In the event all (and not part only) of the rights or obligations of a Defaulting Lender under this Agreement are transferred to a Replacement Lender pursuant to paragraph 34.4.1(a) of Clause 34.4 (Replacement of a Defaulting Lender) and such Defaulting Lender was a Lender as at the Signing Date or is an Increase Lender, then, provided that no amounts are due and payable by the Company to the Defaulting Lender under any Finance Document, that Defaulting Lender shall pay to the Company an amount (a “Default Payment”) calculated as follows:

(A)(B)

        C

Where:

A	is the portion of the fee received by Lender pursuant to Clause 12.2 (Upfront Fee) or Sub-clause 2.2.5 of Clause 2.2 (Increase), as the case may be;

B	is the number of days from the date on which either of the events set forth in paragraphs 34.4.1(a) and 34.4.1(b) of Clause 34.4 (Replacement of a Defaulting Lender) occur to and including the Termination Date;

C	is the number of days from (a) the Signing Date to and including the Termination Date, in the event Clause 12.2 (Upfront Fee) applies in A above, or (b) the date on which the increase takes effect with respect to the Increase Lender pursuant to Clause 2.2 (Increase) to and including the Termination Date, in the event Sub-clause 2.2.5 of Clause 2.2 (Increase) applies in A above, as the case may be, provided that the Default Payment shall be reduced by the amount of any deduction or withholding required by law and subject to any set off or counterclaim.

12.3	Agency fee

The Company shall pay to the Facilities Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Duration fee

On the date falling fifteen (15) Months after the Signing Date (the “Duration Fee Date”), the Company shall pay to the Facilities Agent (for the account of the Lenders prorated to their participations in the Facility A Loans) a duration fee equal to zero point ten percent. (0.10%) flat of the aggregate amount of the Facility A Loan on the Duration Fee Date.

12.5	Extension fee

If the Company requests an extension of the Original Facility A Termination Date in accordance with Clause 6 (Extension of Facility A), the Company shall pay to the Facilities Agent (for the account of the Lenders prorated to their participations in the extended Facility A Loans), no later than three (3) Business Days before the Original Facility A Termination Date, an extension fee, in USD equal to zero point ten percent. (0.10%) flat of the aggregate amount of the Facility A Loans which, upon such extension taking effect, would be repayable on the Extended Facility A Termination Date.

SECTION 13

TAX GROSS UP AND INDEMNITIES

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

13.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	in respect of a payment of interest made by an Obligor established in France, a Lender which:

(i)	fulfils the conditions imposed by French law in order for that payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	is a Treaty Lender; or

(b)	in respect of a payment of interest made by a U.S. Borrower, or otherwise treated under the Code as United States source interest, a Lender which is:

(i)	a “United States person” within the meaning of Section 7701(a)(3) of the Code, provided that such Lender has timely delivered to the Facilities Agent for transmission to the U.S. Borrower making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”; or

(ii)	a Lender that has timely delivered to the Facilities Agent for transmission to the U.S. Borrower making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive payments under this Agreement without any U.S. federal tax deduction or withholding under an applicable U.S. double taxation treaty; or

(iii)

entitled to receive payments under the Finance Documents without deduction or withholding of any U.S. federal tax, provided such Lender timely has delivered to the Facilities Agent for transmission to the U.S. Borrower making such payment two original copies of either (1) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States for U.S. federal income tax purposes or (2) IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from U.S. federal tax withholding or deduction in respect of payments made under the Finance Documents under the “portfolio interest” exemption under the Code together with a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code.

For purposes of this paragraph (b), in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under Chapter 3 and related provisions (including Sections 871, 881, 3406, 6041, 6045 and 6049) of the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means the increase in a payment made by a Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which

(a)	is treated as resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on business in France through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(c)	is acting from a Facility Office situated in its jurisdiction of incorporation; and

(d)	fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on the payment of interest by France, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with France (the “Treaty”), which makes provision for full exemption from Tax imposed by France on payment of interest.

13.1.2	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facilities Agent accordingly. Similarly, a Lender shall notify the Facilities Agent on becoming so aware in respect of a payment payable to that Lender. If the Facilities Agent receives such notification from a Lender it shall notify the Company and that Obligor.

13.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4	A payment shall not be required to be increased under Sub-clause 13.2.3 above by reason of a Tax Deduction on account of Tax imposed by France or the United States if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender for that payment, but on that date that Lender is not or has ceased to be a Qualifying Lender for that payment other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Sub-clause 13.2.7 below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph 13.2.4(a) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender by a Borrower incorporated in France if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

13.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.6	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facilities Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

13.3.1	The Company shall (within three (3) Business Days of demand by the Facilities Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2	Sub-clause 13.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Sub-clause 13.2.4 of Clause 13.2 (Tax gross-up) applied.

13.3.3	A Protected Party making, or intending to make a claim under Sub-clause 13.2.1 above shall promptly notify the Facilities Agent of the event which will give, or has given, rise to the claim, following which the Facilities Agent shall notify the Company.

13.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facilities Agent.

13.3.5	Sub-clause 13.3.1 does not apply to the extent that any tax is attributable to any day more than six (6) months before the first date on which the relevant Finance Party became aware of the relevant Tax and the cost, loss or liability that it would suffer therefrom.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

13.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

13.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

13.5	Lender Status Confirmation

Each Original Lender confirms for the benefit of the Facilities Agent and the Borrowers that, as of the Signing Date, (i) it is a Qualifying Lender (other than a Treaty Lender) or a Treaty Lender and (ii) it is not incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

Each Lender which becomes a Party to this Agreement after the Signing Date shall indicate, in the Transfer Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Facilities Agent and the Company, which of the following categories it falls in:

13.5.1	not a Qualifying Lender;

13.5.2	a Qualifying Lender (other than a Treaty Lender); or

13.5.3	a Treaty Lender.

Such Lender shall also specify, in the Transfer Agreement which it executes upon becoming a Party to this Agreement, whether it is incorporated, domiciled, established, or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

If a New Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Facilities Agent which category applies (and the Facilities Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	Value added tax

13.7.1	All amounts set out, or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Sub-clause 13.7.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

13.7.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

13.7.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

SECTION 14

INCREASED COSTS

14.	INCREASED COSTS

14.1	Increased costs

14.1.1	Subject to Clause 14.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Facilities Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

14.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

14.2.1	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facilities Agent of the event giving rise to the claim, following which the Facilities Agent shall promptly notify the Company.

14.2.2	Each Finance Party shall, together with its demand, provide a certificate confirming the amount and the basis of its Increased Costs.

14.3	Exceptions

14.3.1	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by a Borrower;

(b)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in Sub-clause 13.3.2 of Clause 13.3 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost;

(d)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation or the negligence of any of them; or

(e)	attributable to any day more than six months after the first date on which the relevant Finance Party became aware of the relevant Increased Cost.

14.3.2	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

SECTION 15

OTHER INDEMNITIES

15.	OTHER INDEMNITIES

15.1	Currency indemnity

15.1.1	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation within three (3) Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

15.2.1	the occurrence of any Event of Default;

15.2.2	a failure by a Borrower to pay any amount due under a Finance Document on its due date, including, any amount due and payable by that Borrower under Clause 26.4 (Reversal of redistribution);

15.2.3	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

15.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Facilities Agent

The Company shall promptly indemnify the Facilities Agent against any cost, loss or liability incurred by the Facilities Agent (acting reasonably) as a result of:

15.3.1	investigating any event which it reasonably believes is a Default; or

15.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

SECTION 16

MITIGATION BY THE LENDERS

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

16.1.1	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result (1) in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities) Clause 14 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) or (2) in any amount payable under a Finance Document by an Obligor (established in France) becoming not deductible from an Obligor’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2	Sub-clause 16.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

16.2.1	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation) promptly upon receipt of an invoice detailing such costs and expenses.

16.2.2	A Finance Party is not obliged to take any steps under:

(a)	paragraph 16.1.1 (1) (Mitigation) above if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it; or

(b)	paragraph 16.1.1 (2) (Mitigation) above if, in the opinion of that Finance Party (acting reasonably), to do so would or is reasonably likely to be prejudicial to it.

SECTION 17

COSTS AND EXPENSES

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Facilities Agent and the Initial Mandated Lead Arrangers the amount of all reasonable costs and expenses (including legal fees in accordance with the Mandate Letter) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

17.1.1	this Agreement and any other Finance Documents; and

17.1.2	any other Finance Documents executed after the Signing Date.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.10 (Change of currency), the Company shall, within three (3) Business Days of demand, reimburse the Facilities Agent for the amount of all reasonable costs and expenses (including legal fees pre-agreed by the Company) reasonably incurred by the Facilities Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 18

REPRESENTATIONS

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 (other than those contained in Clause 18.16 below) to each Finance Party on the Signing Date.

18.1	Status

18.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2	It has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document constitute, subject to the Legal Reservations, its legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it (and BidCo and any other member of the Group that is party to an Acquisition Document) of, and the consummation of the transactions contemplated by Transaction Documents, (1) with respect to the Finance Documents, do not and will not conflict and (2) with respect to the Acquisition Documents, at the time of such performance or consummation, will not conflict with:

18.3.1	any law or regulation applicable to it (except for, in respect of the Acquisition Documents, any anti-trust laws other than those under United States federal law or European Union law);

18.3.2	its constitutional documents; or

18.3.3	any agreement or instrument binding upon it or any of its assets to the extent which is reasonably likely to have a Material Adverse Effect.

18.4	Power and authority

It (and BidCo and any other member of the Group that is party to an Acquisition Document) has the power to enter into, perform and deliver, and has taken (or, with respect to any Acquisition Document, will take on or before the time such document is entered into or delivered) all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

18.5	Validity

All Authorisations required to enable it (and BidCo and any other member of the Group that is party to an Acquisition Document) lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party have been (or, with respect to any Acquisition Document, will be at the time such Authorisation is required for it, BidCo or such other member of the Group that is party to an Acquisition Document so to enter into, exercise its rights and comply with its obligations thereunder) obtained.

18.6	Governing law and enforcement

18.6.1	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

18.6.2	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	No default

18.7.1	No Event of Default is continuing or may reasonably be expected to result from the making of any Utilisation.

18.7.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to have a Material Adverse Effect.

18.8	Financial statements

18.8.1	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

18.8.2	The Original Financial Statements fairly represent the Group’s financial condition and operations as at the end of and for the relevant financial year.

18.8.3	There has been no change in the business or consolidated financial condition of the Group since the date of the Original Financial Statements (except as disclosed in the Form 20-F relating to the Original Financial Statements and any subsequent Form 6-K of an Obligor issued prior to the Signing Date) which would materially and adversely affect the ability of any Borrower to perform its payment obligations under this Agreement.

18.9	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.10	No proceedings pending or threatened

Except as disclosed in the Form 20-F or any subsequent Form 6-K of any Obligor issued prior to the Signing Date, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Material Subsidiaries.

18.11	ERISA and Multiemployer Plans

No ERISA Event has occurred or is reasonably likely to occur with respect to the Obligor or any ERISA Affiliate which would reasonably be expected to have a Material Adverse Effect.

18.12	Federal Reserve Regulations; Execution of Finance Documents

The execution and delivery of the Finance Documents to which it is a party do not result in a breach of Regulations T, U or X.

18.13	Investment Companies

Neither it nor any person controlling it nor any of its Subsidiaries is or is required to be registered as an “investment company” under the 1940 Act.

18.14	Anti-Terrorism Laws

18.14.1	To the best of its knowledge, neither it nor any of its Affiliates: (i) is, or is controlled by, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

18.14.2	It and, to the best of its knowledge, each of its Affiliates has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

18.15	Repetition

18.15.1	The Repeating Representations are deemed to be made by each of the Obligors by reference to the facts and circumstances then existing on the date of each Utilisation Request, the Syndication Date and the first day of each Interest Period.

18.15.2	All of the representations and warranties in this Clause 18 (other than those contained in Clause 18.16 below) are deemed to be made by the Additional Borrower (in respect of itself only and not any other member of the Group), and the Repeating Representations are deemed to be made by the Facility B Guarantor, on the day on which the Additional Borrower becomes (or its proposed that it becomes) an Additional Borrower by reference to the facts and circumstances then existing.

18.16	Federal Reserve Regulations; Performance of obligations under Finance Documents; Application of proceeds of Loan(s)

Each Obligor shall be deemed to be representing to each Finance Party, as at each Utilisation Date only, by reference to the facts and circumstances existing on such date:

18.16.1	that the performance of its obligations under the Finance Documents to which it is a party does not constitute a breach of Regulation T, U or X to the extent applicable as at such time and

18.16.2	that following the application of the proceeds of the Loan requested on such Utilisation Date, not more than 25% (twenty five per cent.) of the assets of the Company, the Borrower and the Restricted Group, on a consolidated basis, shall constitute margin stock (within the meaning of Regulation U).

SECTION 19

INFORMATION UNDERTAKINGS

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

Each Obligor shall supply to the Facilities Agent in electronic format:

19.1.1	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years (i) in the case of the Company, its audited consolidated and unconsolidated financial statements for that financial year and (ii) in the case of any other Obligor, its financial statements for that financial year which are unconsolidated and, to the extent available (and to the extent required by applicable law or GAAP), audited consolidated; and

19.1.2	as soon as the same become available, but in any event within ninety (90) days after the end of each half of each of its financial years its consolidated and unconsolidated financial statements for that financial half year.

19.2	Requirements as to financial statements

19.2.1	Each set of financial statements delivered by an Obligor pursuant to Clause 19.1 (Financial statements) shall be certified by a senior authorised signatory on behalf of that Obligor as fairly representing its financial condition as at the date as at which those consolidated financial statements were drawn up.

19.2.2	The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Company unless, in relation to any set of financial statements, it notifies the Facilities Agent that there has been a change in GAAP, the accounting practices or reference periods and delivers to the Facilities Agent a description of the change necessary.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.2.3	The Company shall provide to the Facilities Agent a list of its Material Subsidiaries together with each set of annual financial statements delivered pursuant to Sub-clause 19.1.1 of Clause 19.1 (Financial statements).

19.3	Information: miscellaneous

Each Borrower shall supply to the Facilities Agent (in sufficient copies for all the Lenders, if the Facilities Agent so requests):

19.3.1	all documents dispatched by each Borrower to its creditors generally at the same time as they are dispatched; and

19.3.2	promptly, such further non-confidential information regarding the financial condition, business and operations of any member of the Restricted Group as any Finance Party (through the Facilities Agent) may reasonably request.

19.4	Notification of default

19.4.1	Each Borrower shall notify the Facilities Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.4.2	Promptly upon a request by the Facilities Agent (acting on the instructions of the Majority Lenders) the Company shall supply to the Facilities Agent a certificate signed by its chief financial officer or any authorised person on behalf of the Company certifying that to its knowledge no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5	Rating Agency reports

The Company shall supply to the Facilities Agent (in electronic format) from time to time and promptly after the same become available, each report of any Rating Agency relating to the Company.

19.6	Use of websites

19.6.1	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by providing this information to the Facilities Agent for posting onto an electronic website designated by the Facilities Agent (the “Designated Website”) if:

(a)	the Facilities Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method; and

(b)	the information posted on the Designated Website is in a format previously agreed between the Company and the Facilities Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facilities Agent shall notify the Company accordingly and the Company shall supply the information to the Facilities Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facilities Agent with at least one copy in paper form of any information required to be provided by it.

19.6.2	The Facilities Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Facilities Agent.

19.6.3	Any Website Lender may request, through the Facilities Agent, one paper copy of any information required to be provided under this Agreement which is posted on the Designated Website. The Company shall comply with any such request within ten (10) Business Days.

19.6.4	The cost of the Designated Website shall be borne by the Company, subject to such cost being agreed by the Company beforehand.

19.7	“Know your customer” checks

19.7.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(b)	any change in the status of an Obligor after the Signing Date; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facilities Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facilities Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facilities Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Facilities Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7.2	Each Lender shall promptly upon the request of the Facilities Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facilities Agent (for itself) in order for the Facilities Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7.3	The Company shall, by not less than ten (10) Business Days’ prior written notice to the Facilities Agent, notify the Facilities Agent (which shall promptly notify the Lenders) of its intention to request that the Additional Borrower accede to this Agreement as Additional Borrower pursuant to Clause 23 (Changes to the Obligors).

19.7.4	Following the giving of any notice pursuant to Sub-clause 19.7.3 above, if the accession of such Additional Borrower obliges the Facilities Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facilities Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facilities Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facilities Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of a Subsidiary to this Agreement as an Additional Borrower.

SECTION 20

GENERAL UNDERTAKINGS

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

Each Obligor shall promptly:

20.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2	supply certified copies to the Facilities Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

Each Obligor shall (and shall procure that each of BidCo and each other member of the Group that is party to an Acquisition Document shall) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its payment obligations under the Transaction Documents.

20.3	Negative pledge

20.3.1	No Borrower shall (and the Company shall ensure that no other member of the Restricted Group will) create or permit to subsist any Security over any of its assets.

20.3.2	Sub-clause 20.3.1 above does not apply to:

(a)	any Security disclosed in the Original Financial Statements or listed in Schedule 6 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(b)	any netting or set-off arrangement entered into by any member of the Restricted Group in the ordinary course of its banking arrangements; any cash management arrangement (including hedging policies) made in accordance with sound commercial practices; any hedging arrangements made in accordance with sound commercial practices (excluding any Security, other than netting arrangements, granted or arising under or in connection with such arrangements); any set-off rights, liens or similar rights granted or arising under the general terms of business of any financial or credit institution;

(c)	any lien arising by operation of law and in the ordinary course of trading;

(d)	any lien arising under Section 430(k) of the Code or Title IV of ERISA, in each case, with respect to an Employee Plan and which would not reasonably be expected to result in a Material Adverse Effect;

(e)	any Security over or affecting any asset acquired by a member of the Restricted Group after the Signing Date if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Restricted Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Restricted Group; and

(iii)	the Security is removed or discharged within nine (9) Months of the date of acquisition of such asset if not otherwise permitted under this Clause 20.3;

(f)	any Security created over an asset to secure finance for the acquisition price or costs of maintenance or improvement of such asset (any such price or cost, the “Asset Costs”) (i) to the extent the realisation value of the subject matter of such Security does not, at the time of creation of the Security, exceed in amount the Financial Indebtedness secured by such Security, and (ii) provided that the proceeds of the relevant financing underlying the said Financial Indebtedness are applied solely towards the discharge or payment of the Asset Costs;

(g)	any Security over or affecting any asset of any company which becomes a member of the Restricted Group or is merged into a member of the Restricted Group after the Signing Date, where the Security is created prior to the date on which that company becomes a member of the Restricted Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within nine (9) Months of that company becoming a member of the Restricted Group if not otherwise permitted under this Clause 20.3;

(h)	any Security created in favour of a claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs or expenses where any member of the Restricted Group is actively prosecuting or defending such action by appropriate proceedings in the bona fide interests of the Restricted Group;

(i)	any Security created pursuant to any order of attachment, distraint, garnishee order, arrestment, adjudication or injunction or interdict restraining disposal of assets or similar legal process arising in connection with court proceedings, provided the same are not, in the opinion of the Majority Lenders, adverse to their interests;

(j)	any Security for taxes or assessments that are being actively contested in good faith by appropriate proceedings and for which adequate provisions are being maintained to the extent required by applicable principles;

(k)	for the avoidance of doubt, any transfer of receivables or other rights under or in connection with a securitisation programme of the Company or any other member of the Restricted Group;

(l)	any Security created pursuant to any sale, transfer or other disposal of any of the assets of the Company or any other member of the Restricted Group on terms whereby such assets are to be leased to or re-acquired by the relevant Borrower or member of the Restricted Group;

(m)	any Security (a “Substitute Security”) which replaces any other Security permitted pursuant to this Clause and which secures an amount not exceeding the principal amount secured by such permitted Security at the time it is replaced together with any interest accruing on such amounts from the date such Substitute Security is created or arises and any fees or expenses incurred in relation thereto provided that the existing Security to be replaced is released and all amounts secured thereby paid or otherwise discharged in full at or prior to the time of such Substitute Security being created or arising; or

(n)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Restricted Group to the extent not permitted under paragraphs (a) to (j) above) does not exceed seven point five percent. (7.5%) of the Company’s Consolidated Net Worth (or its equivalent in another currency or currencies) from time to time.

20.4	Merger

No Obligor shall enter into any amalgamation, merger or corporate reconstruction, except for a Permitted Merger.

20.5	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Restricted Group from that carried on at the Signing Date.

20.6	ERISA and Multiemployer Plans

No Obligor shall allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan to fail to satisfy the minimum funding standard (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to the extent that such failure would be reasonably likely to have a Material Adverse Effect; or (ii) any failure to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

20.7	Federal Reserve Regulations

The Borrowers shall use the Facilities (and shall procure that BidCo will use the proceeds thereof) without violating Regulations T, U and X.

20.8	Compliance with U.S. Regulations

Following the Closing Date, the Obligors shall ensure that no member of the Target Group shall (and the Company shall ensure that no other member of the Group will) become an “investment company,” as such term is defined in the 1940 Act, that is registered or required to be registered under the 1940 Act. Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any member of the Target Group or the Group nor the consummation of the other transactions contemplated by the Transaction Documents will violate any provision of such act or any rule, regulation or order of the SEC under the 1940 Act.

20.9	Anti-Money laundering

Each Obligor will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Transaction Documents are derived from any unlawful activity.

20.10	Acquisition related covenants

20.10.1	The Company shall procure that:

(a)	if the Acquisition involves a Merger:

(i)	prior to entry into any Merger Agreement, the final draft of the Merger Agreement is provided to the Facilities Agent;

(ii)	prior to the consummation of that Merger, the final drafts of the other Merger Documents are provided to the Facilities Agent,

and that promptly upon its execution, a copy of each Merger Document is provided to the Facilities Agent; and

(b)	if the Acquisition involves an Offer, the final drafts of the Offer Documents are provided to the Facilities Agent prior to commencement of the Offer and that, promptly upon its execution, a copy of each Offer Document is provided to the Facilities Agent.

20.10.2	The Company shall procure that the Acquisition Documents shall be in compliance, in all material respects, with applicable laws and regulations.

20.10.3	The Company shall procure that the Offer and any Merger Agreement shall include at least the following conditions (save, in the case of (i), to the extent that evidence satisfactory to the Facilities Agent, in the form described in paragraph 4(g) of Part 1 of Schedule 2 (Conditions precedent) has been provided to the Facilities Agent): (i) receipt of anti-trust or competition approvals under the United States federal law or, to the extent required for the Acquisition, European Union laws or regulations (in any case, whether through expiration of the applicable waiting period or otherwise) and (ii) a minimum level of acceptance equal to at least the majority of the Target Shares on a fully diluted basis.

20.10.4	The Company shall comply, in all material respects, and procure that BidCo and each other member of the Group that is party to an Acquisition Document comply, in all material respects, with statutes, laws, regulations, court orders (including, without limitation, injunctions) and judgements (if any) applicable to the Acquisition.

20.10.5	The Company shall and shall procure that BidCo and each other member of the Group that is party to an Acquisition Document shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Facilities Agent of) any Authorisation (except for anti-trust or competition approvals other than those under the United States federal law or European Union laws or regulations) required for it to enter into such Acquisition Document or to perform its obligations thereunder or for legality and validity of transfer of good title in the Target Shares to BidCo and, if the Acquisition involves a Merger, the Merger.

20.10.6	The Company shall ensure that, in aggregate, no utilisation or utilisations in excess of:

(a)	four hundred million dollars (USD 400,000,000); plus

(b)	the aggregate amount of a requested Utilisation that is not provided under the Facilities to a Borrower by a Defaulting Lender (or any Lender which would be a Defaulting Lender but for the grace period of three (3) Business Days provided for in the definition of Defaulting Lender) or by reason of the Facilities Agent being an Impaired Agent, is made or requested under the Existing RCF for the purpose of paying the purchase price of the Acquisition prior to utilisation in full of the Facilities.

20.10.7	The Company shall and shall procure that BidCo and each other member of the Group that is party to an Acquisition Document will:

(a)

not without the consent of the Initial Mandated Lead Arrangers agree to amend, supplement, waive, revise, withdraw or agree to decide not to enforce in whole or in part any term or condition of the Offer Documents or the Merger Documents regarding (i) receipt of anti-trust or competition approvals under the United States federal law or, to the extent required for the Acquisition, European Union laws or regulations (in any case, whether through expiration of the applicable waiting period or otherwise) and (ii) a minimum level of acceptance equal to at least the majority of the Target Shares on a fully diluted basis;

(b)	keep the Facilities Agent reasonably informed as to the progress of the Acquisition and any material developments in relation to the Acquisition and, in particular, of the expected Closing Date;

(c)	promptly supply to the Facilities Agent copies of all Acquisition Documents;

(d)	if the Acquisition involves a Merger (other than a short form merger), promptly provide a copy of the resolution passed by the shareholders of the Target approving the Merger, to the extent such a resolution is required by applicable law;

(e)	unless required by law, rule or regulation (including the rules and regulations of the SEC (and the requests of the SEC) and any applicable securities exchange) or disclosed in the Offer Documents, not make any statement or announcement (other than the Offer Documents) without the prior written approval of the Initial Mandated Lead Arrangers containing any information or statement concerning the Finance Documents or the finance parties; provided that such approval shall not be required in respect of any statement or announcement containing information substantially the same as to which any such approval has been previously granted; and

(f)	so long as the Offer is pending, pursue clearance by the SEC of the Offer Documents.

20.10.8	The Company shall ensure that:

(a)	except if BidCo ceases to exist as a result of a Permitted Merger, at all times BidCo is a wholly owned Subsidiary of the Company; and

(b)	at all times after the Closing Date, the Company holds, directly or indirectly, at least a majority of the Target Shares on a fully diluted basis.

20.10.9	In the event that a Utilisation has been made so as to provide funds in respect of a Merger, the Company shall provide a copy of the certificate of merger for such Merger to Facilities Agent on the Utilisation Date of such Utilisation.

SECTION 21

EVENTS OF DEFAULT

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 (Events of Default) is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires a Borrower to make a repayment under Clause 8.8 (Mandatory prepayment and cancellation in relation to a single Lender)) at the place at and in the currency in which it is expressed to be payable unless:

21.1.1	its failure to pay is caused by administrative or technical error; and

21.1.2	payment is made within three (3) Business Days of its due date.

21.2	Other obligations

21.2.1	An Obligor does not comply with any provision of the Finance Documents (other than any failure to pay which would constitute an Event of Default pursuant to Clause 21.1 (Non-payment)).

21.2.2	No Event of Default under Sub-clause 21.2.1 above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) Business Days of the Facilities Agent giving notice to the Company or the Company becoming aware of the failure to comply.

21.3	Misrepresentation

Any representation or statement made or deemed to be repeated by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.4	Cross default

21.4.1	Any Financial Indebtedness of any member of the Restricted Group is not paid when due nor within any applicable grace period.

21.4.2	Any Financial Indebtedness of any member of the Restricted Group becomes due and payable prior to its specified maturity as a result of an event of default (however described).

21.4.3	Any commitment for any Financial Indebtedness of any member of the Restricted Group is cancelled by a creditor of any member of the Restricted Group as a result of an event of default (however described).

21.4.4	No Event of Default will occur under this Clause 21.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 21.4.1 to 21.4.3 above is less than two hundred million Euro (€200,000,000) (or its equivalent in any other currency or currencies).

21.5	Insolvency

21.5.1	A member of the Restricted Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

21.5.2	Any member of the Restricted Group which conducts business in France is in a state of cessation des paiements, or any member of the Restricted Group becomes insolvent for the purpose of any insolvency law.

21.5.3	A moratorium is declared in respect of any indebtedness of any member of the Restricted Group.

21.6	Insolvency proceedings

21.6.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, dissolution, the opening of proceedings for redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc (in connection with actual or anticipated financial difficulties) or of a conciliation or otherwise) of any member of the Restricted Group other than a solvent liquidation or reorganisation of any member of the Restricted Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Restricted Group;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Restricted Group which is not an Obligor), receiver, administrator, administrative receiver, mandataire ad hoc (appointed in connection with actual or anticipated financial difficulties), conciliateur or other similar officer in respect of any member of the Restricted Group or any of its assets;

(d)	the appointment of a receiver, administrator, administrative receiver, compulsory manager, mandataire ad hoc (appointed in connection with actual or anticipated financial difficulties), conciliateur or other similar officer in respect of:

(i)	an Obligor, or in respect of the assets of an Obligor having an aggregate value in excess of two hundred million Euro (€200,000,000) (or its equivalent in any other currency or currencies);

(ii)	any other member of the Restricted Group, or in respect of the assets of any other member of the Restricted Group having an aggregate value in excess of two hundred million Euro (€200,000,000) (or its equivalent in any other currency or currencies) provided that there shall be no Event of Default under this paragraph (ii) if the relevant appointment (a) is frivolous and vexatious, (b) occurs other than in a country in which the centre of main interests of the relevant member of the Restricted Group is located, and (c) is discharged within twenty (20) days after it takes effect; or

(e)	the enforcement of any Security over assets of any members of the Restricted Group having an aggregate value in excess of one hundred million Euro (€100,000,000) (or its equivalent in any other currency or currencies); or

21.6.2	Any member of the Restricted Group applies for mandat ad hoc (in connection with actual or anticipated financial difficulties) or conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de Commerce.

21.6.3	A judgement for sauvegarde, redressement judiciaire or liquidation judiciaire or for cession totale ou partielle de l’entreprise is entered in relation to any member of the Restricted Group under articles L.620-1 to L.670-8 of the French Code de Commerce.

21.6.4	Without prejudice to the exceptions granted above, any procedure, judgement or step is taken in any jurisdiction which has effects similar to those referred to in Sub-clauses 21.6.1, 21.6.2 and 21.6.3 above.

21.7	Creditors’ process

Any of the enforcement proceedings provided for in French law no.91-650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Restricted Group having an aggregate value of one hundred million Euro (€100,000,000) (or its equivalent in any other currency or currencies) and is not discharged within twenty (20) days.

21.8	Unlawfulness, invalidity and termination

21.8.1	Except as provided in Clause 8.8 (Mandatory prepayment and cancellation in relation to a single Lender), any obligation of any Obligor under any of the Finance Documents is not (subject to the Legal Reservations) or ceases to be legal, valid, binding and enforceable obligations of that Obligor in any material respect.

21.8.2	The Offer or any Merger Document is terminated or rescinded or (once issued or executed) is or ceases to be in full force and effect (excluding any such expiry in accordance with the terms of such Offer Document) (provided that this Sub-clause 21.8.2 shall not apply to any Merger Agreement which has been entered into after the Closing Date and provided further that the termination of any Offer commenced prior to execution of a Merger Agreement shall be disregarded for the purposes of this Sub-clause 21.8.2 if a Merger Agreement executed prior to termination of such Offer remains in full force and effect after such termination).

21.8.3	The Acquisition is or becomes unlawful or invalid.

21.9	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facilities Agent shall, without mise en demeure or any other judicial or extra judicial step, if so directed by the Majority Lenders, by notice to the Company but subject to the mandatory provisions of articles L.620-1 to L.670-8 of the French Code de Commerce:

21.9.1	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

21.9.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

provided that in the case of an Event of Default pursuant to Clause 21.6 (Insolvency proceedings) occurring in any US jurisdiction or being commenced in any US court of competent jurisdiction in respect of any Obligor, then without notice to such Obligor or any other act by the Facilities Agent or any other person, the Loans to such Obligor, interest thereon and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

21.10	Clean-Up Period

Notwithstanding any other provision of any Finance Document, any Event of Default will be deemed not to be an Event of Default if:

21.10.1	it would have been (if it were not for this provision) an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

21.10.2	it is capable of remedy on or prior to the Clean-Up Date and reasonable steps are being taken to remedy it;

21.10.3	it is notified by the Company to the Facilities Agent as soon as reasonably practicable;

21.10.4	the circumstances giving rise to it have not been procured by or approved by any Obligor or BidCo; and

21.10.5	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be an Event of Default notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 22

CHANGES TO THE LENDERS

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

22.1.1	assign any of its rights; or

22.1.2	transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations,

to another bank or financial institution (the “New Lender”).

The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

22.2	Conditions of assignment or transfer

22.2.1	The consent of the Company is required for an assignment or transfer by an Existing Lender, provided that:

(a)	in the case of an assignment or transfer as part of the primary syndication in accordance with the syndication strategy, and to a bank or financial institution included in the list of potential Lenders agreed between the Initial Mandated Lead Arrangers and the Company, in each case, as referred to in the Mandate Letter, no consent is required;

(b)	in the case of an assignment, no consent is required if the assignment is to another Lender or an Affiliate of a Lender;

(c)	if at any time an Event of Default pursuant to Clause 21.1 (Non-payment) has occurred and is continuing and the due date for the relevant non-payment is more than ten (10) Business Days prior to such time, no consent is required if the assignment or transfer is to an Acceptable Transferee; and

(d)	the Company hereby consents to a transfer in accordance with paragraphs (a) to (c) above.

For the avoidance of doubt and for the purpose of this Clause 22.2.1, an Affiliate of a Lender includes in respect of Natixis, any member of the Group Caisse d’Epargne or Group Banques Populaires or Banque Palatine and, in respect of Crédit Agricole Corporate and Investment Bank, any member of Crédit Agricole’s group (including, for the avoidance of doubt, any Caisse Regionale de Crédit Agricole).

22.2.2	The Company will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

22.2.3	An assignment will only be effective as among the Finance Parties on:

(a)	the date falling no later than ten (10) Business Days from the receipt by the Facilities Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facilities Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)	performance by the Facilities Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facilities Agent shall promptly notify to the Existing Lender and the New Lender.

22.2.4	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer or assignment) is complied with.

22.2.5	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.2.6	Each New Lender, by executing the relevant Transfer Agreement, confirms, for the avoidance of doubt, that the Facilities Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.3	Assignment or transfer fee.

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facilities Agent (for its own account) a fee of two thousand five hundred Euro (€ 2,500).

22.4	Limitation of responsibility of Existing Lenders

22.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

22.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

22.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer or assignment

22.5.1	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer of rights and obligations or an assignment of rights is effected in accordance with Sub-clause 22.5.3 below when the Facilities Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Facilities Agent shall, subject to Sub-clause 22.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

22.5.2	The Facilities Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

22.5.3	By virtue of the execution of a Transfer Agreement, subject to Clause 22.8 (Pro rata interest settlement) as from the Transfer Date:

(a)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and its obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each Obligor and the other Finance Parties under the Finance Documents;

(b)	the rights and obligations of the Existing Lender with respect to any Obligor shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(c)	the Facilities Agent, the Initial Mandated Lead Arrangers, the New Lender and other Lenders shall have the same rights and assume the same obligations between themselves as they would have had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it to which it is entitled and subject as a result of the transfer and to that extent the Facilities Agent, the Initial Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

22.5.4	No right (whether current, future, actual or contingent) of any Lender is capable of being transferred or assigned without a corresponding proportion of such Lender’s rights (whether current, future, actual or contingent), if any, subsisting under the Guarantee being transferred or assigned.

22.6	Copy of Transfer Agreement or Increase Confirmation to Company

The Facilities Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement or Increase Confirmation, send to the Company a copy of that Transfer Agreement or Increase Confirmation.

22.7	Transfer by way of security to certain institutions

In addition to the other rights provided to Lenders under this Clause 22 (Changes to the Lenders), each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over whether by collateral or otherwise all or any of its rights under any Finance Document to secure obligations of that Lender (a “Securing Lender”) to a federal reserve or central bank or any similar or assimilated refinancing body (a “Refinancing Institution”), provided that:

22.7.1	notwithstanding anything to the contrary contained in this Agreement, no such charge, assignment or other creation of security interest shall:

(a)	release such Securing Lender from any of its obligations under the Finance Documents or substitute such Refinancing Institution for the Securing Lender as a party to any of the Finance Documents (in particular, as Lender under this Agreement);

(b)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to any relevant Lender under the Finance Documents; and

(c)	result in a transfer to such Refinancing Institution of any right or claim (whether present, future, actual or contingent) other than the right to claim payment from that Obligor, when due and payable by the that Obligor to the relevant Securing Lender, of the principal amount plus any accrued interest thereon owing by that Obligor to such Securing Lender, subject to any restrictions applicable in the case of such charge, assignment or creation of security interest to such Refinancing Institution.

22.7.2	no Refinancing Institution shall be entitled pursuant to any transfer instrument to transfer any of its rights under any Finance Document to a third party without the consent of the Company.

For the avoidance of doubt, the application of these provisions of this Clause 22.7 (Transfer by way of security to certain institutions) are not subject to any minimum amount and shall not result in any cost or fee becoming payable by any Obligor.

22.8	Pro rata interest settlement

If the Facilities Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer or assignment pursuant to Clause 22.5 (Procedure for transfer or assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

22.8.1	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) Monthly intervals after the first day of that Interest Period); and

22.8.2	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(a)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(b)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

22.9	Register

As of the date (if any) on which a U.S. Borrower has acceded to this Agreement in accordance with Clause 23.2 (Additional Borrower), the Obligors hereby designate the Facilities Agent, and the Facilities Agent agrees to serve as the Obligor’s agent, solely for the purposes of this Clause 22.9, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Obligors’ obligations in respect of such Loans. With respect to any Lender, the transfer or assignment of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until (a) the requirements of Sub-clause 22.2.3 of 22.2 (Conditions of assignment or transfer) or Clause 22.5 (Procedure for transfer or assignment), as applicable, are fulfilled and (b) such transfer is recorded on the Register maintained by the Facilities Agent with respect to ownership of such Commitments and Loans, and prior to such recordation all amounts owing to the transferor respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any commitments and Loans shall be recorded by the Facilities Agent on the Register only upon the acceptance by the Facilities Agent of a properly executed and delivered Transfer Agreement pursuant to Clause 27.5 (Procedure for transfer or assignment).

SECTION 23

CHANGES TO THE OBLIGORS

23.	CHANGES TO THE OBLIGORS

23.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Borrower

23.2.1	Subject to compliance with the provisions of Sub-clauses 19.7.3 and 19.7.4 of Clause 19.7 (“Know your customer” checks), the Company may request that the Additional Borrower becomes a Borrower under Facility B only. The Additional Borrower shall become a Borrower under Facility B if:

(a)	the Company and the Additional Borrower deliver to the Agent a duly completed and executed Accession Letter;

(b)	no Default is continuing or would occur as a result of the Additional Borrower becoming the Additional Borrower (and the Company confirms this is the case); and

(c)	the Facilities Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions precedent), each in form and substance satisfactory to the Facilities Agent.

23.2.2	The Facilities Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions precedent).

SECTION 24

ROLE OF THE FACILITIES AGENT AND THE INITIAL MANDATED LEAD ARRANGERS

24.	ROLE OF THE FACILITIES AGENT AND THE INITIAL MANDATED LEAD ARRANGERS

24.1	Appointment of the Facilities Agent

24.1.1	Each of the Initial Mandated Lead Arrangers and the Finance Parties appoints the Facilities Agent to act as its agent under and in connection with the Finance Documents.

24.1.2	Each of the Initial Mandated Lead Arrangers and the Finance Parties authorises the Facilities Agent to exercise the rights, powers, authorities and discretions specifically given to the Facilities Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.1.3	The Facilities Agent shall, unless the Company agrees otherwise, act out of an office in Paris.

24.2	Duties of the Facilities Agent

24.2.1	Subject to Sub-clause 24.2.2 below, the Facilities Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facilities Agent for that Party by any other Party.

24.2.2	Without prejudice to Clause 22.6 (Copy of Transfer Agreement or Increase Confirmation to Company), Sub-clause 24.2.1 above shall not apply to any Transfer Agreement or Increase Confirmation.

24.2.3	Except where a Finance Document specifically provides otherwise, the Facilities Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

24.2.4	If the Facilities Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

24.2.5	If the Facilities Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facilities Agent or the Initial Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

24.2.6	The Facilities Agent shall not be obliged to provide the Register (as defined in Clause 22.9 (Register) or any information on the Register to any other Party except, upon request of an Obligor, to that Obligor to the extent necessary for US Tax purposes.

24.2.7	The Facilities Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Initial Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Initial Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No Fiduciary Duties

24.4.1	Nothing in this Agreement constitutes the Facilities Agent or a Initial Mandated Lead Arranger as a trustee or fiduciary of any other person.

24.4.2	Neither the Facilities Agent nor any Initial Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Facilities Agent and the Initial Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Facilities Agent

24.6.1	The Facilities Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify (and, for the avoidance of doubt, this includes, without limitation, reliance on an officer’s certificate of BidCo or the Company referred to in Schedule 2 (Conditions Precedent) for the purpose of determining whether any document is in form and substance satisfactory for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent)).

24.6.2	The Facilities Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

24.6.3	The Facilities Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

24.6.4	The Facilities Agent may act in relation to the Finance Documents through its personnel and agents.

24.6.5	The Facilities Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

24.6.6	Without prejudice to the generality of Sub-clause 24.6.5 above, the Facilities Agent may disclose the identity of a Defaulting Lender (if such Lender has notified the Facilities Agent accordingly or if there is public information available on the relevant Lender’s website or the website of any regulator) to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

24.6.7	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facilities Agent nor the Initial Mandated Lead Arrangers are obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

24.7.1	Unless a contrary indication appears in a Finance Document, the Facilities Agent shall exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

24.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

24.7.3	The Facilities Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

24.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facilities Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

24.7.5	The Facilities Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document (without having first obtained that Lender’s authority to act on its behalf in those proceedings).

24.8	Responsibility for documentation

Neither the Facilities Agent nor any Initial Mandated Lead Arranger:

24.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facilities Agent, the Initial Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document;

24.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

24.8.3	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	Exclusion of liability

24.9.1

Without limiting Sub-clause 24.9.2 below (and without prejudice to the provisions of Sub-clause 27.11.5 of Clause 27.11 (Disruption to Payment Systems etc.)), the Facilities Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

24.9.2	No Party (other than the Facilities Agent) may take any proceedings against any officer, employee or agent of the Facilities Agent in respect of any claim it might have against the Facilities Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facilities Agent may rely on this Clause.

24.9.3	The Facilities Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facilities Agent if the Facilities Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facilities Agent for that purpose.

24.9.4	Nothing in this Agreement shall oblige the Facilities Agent or a Initial Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and each Initial Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facilities Agent or Initial Mandated Lead Arranger.

24.10	Lenders’ indemnity to the Facilities Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facilities Agent, within three (3) Business

Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facilities Agent (otherwise than by reason of the Facilities Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to Payment Systems etc.)), notwithstanding the Facilities Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facilities Agent) in acting as the Facilities Agent under the Finance Documents (unless the Facilities Agent has been reimbursed by an Obligor pursuant to a Finance Document).

24.11	Resignation of the Facilities Agent

24.11.1	The Facilities Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company provided that such successor shall act out of an office in Paris.

24.11.2	Alternatively the Facilities Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders with the consent of the Company may appoint a successor Facilities Agent which will act out of an office in Paris and which shall not be incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction.

24.11.3	The Company may, on no less than thirty (30) days’ prior notice to the Facilities Agent, replace the Facilities Agent by requiring the Lenders to appoint a replacement Facilities Agent if any amount payable under a Finance Document by an Obligor established in France becomes not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to a Facilities Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Facilities Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Facilities Agent shall resign and a replacement Facilities Agent shall be appointed by the Majority Lenders with the consent of the Company within thirty (30) days after notice of replacement was given.

24.11.4	If the Majority Lenders have not appointed a successor Facilities Agent in accordance with Sub-clause 24.11.2 above within thirty (30) days after notice of resignation was given, the resigning Facilities Agent with the consent of the Company may appoint a successor Facilities Agent which will act out of an office in Paris.

24.11.5	The retiring Facilities Agent shall, at its own cost, make available to the successor Facilities Agent such documents and records and provide such assistance as the successor Facilities Agent may reasonably request for the purposes of performing its functions as Facilities Agent under the Finance Documents.

24.11.6	Such Facilities Agent’s resignation notice shall only take effect upon the appointment of a successor.

24.11.7	Upon the appointment of a successor, the retiring Facilities Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.11.8	After consultation with the Company, the Majority Lenders may, by notice to the Facilities Agent, require it to resign in accordance with Sub-clause 24.11.2 above. In this event, the Facilities Agent shall resign in accordance with Sub-clause 24.11.2 above.

24.12	Replacement of the Facilities Agent

24.12.1	After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Facilities Agent (or, at any time the Facilities Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facilities Agent by appointing a successor Facilities Agent (acting through an office in Paris and not in a Non-Cooperative Jurisdiction).

24.12.2	The retiring Facilities Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Facilities Agent may reasonably request for the purposes of performing its functions as Facilities Agent under the Finance Documents.

24.12.3	The appointment of the successor Facilities Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facilities Agent. As from this date, the retiring Facilities Agent shall be discharged from any further future obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24 (and any agency fees for the account of the retiring Facilities Agent shall cease to accrue from (and shall be payable on) that date).

24.12.4	Any successor Facilities Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party as from the effective date of the appointment of such successor Facilities Agent only.

24.12.5	For the avoidance of doubt, other than by exercising rights and remedies pursuant to this Agreement or at law, the Facilities Agent undertakes not to engage in any of the actions contemplated in paragraph (b) of the definition of Impaired Agent unless such actions are permitted by French law.

24.13	Confidentiality

24.13.1	In acting as agent for the Finance Parties, the Facilities Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

24.13.2	If information is received by another division or department of the Facilities Agent, it may be treated as confidential to that division or department and the Facilities Agent shall not be deemed to have notice of it.

24.14	Relationship with the Lenders

24.14.1	Subject to Clause 22.8 (Pro rata interest settlement), the Facilities Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facilities Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14.2	Each Lender shall supply the Facilities Agent with any information required by the Facilities Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

24.14.3	Any Lender may by notice to the Facilities Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph 29.5.1(c) of Clause 29.5 (Electronic communication) and the Facilities Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lenders.

24.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facilities Agent and each Initial Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

24.15.1	the financial condition, status and nature of each member of the Group;

24.15.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

24.15.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

24.15.4	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facilities Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.16	Deduction from amounts payable by the Facilities Agent

If any Party owes an amount to the Facilities Agent under the Finance Documents the Facilities Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facilities Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

SECTION 25

CONDUCT OF BUSINESS BY THE FINANCE PARTIES

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

25.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

25.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

25.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 26

SHARING AMONG THE FINANCE PARTIES

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

26.1.1	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facilities Agent;

26.1.2	the Facilities Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facilities Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facilities Agent in relation to the receipt, recovery or distribution; and

26.1.3	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facilities Agent, pay to the Facilities Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facilities Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2	Redistribution of payments

The Facilities Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

26.3	Recovering Finance Party’s rights

On a distribution by the Facilities Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid to the relevant Obligor by that Recovering Finance Party through the Facilities Agent or otherwise, then:

26.4.1	each Sharing Finance Party shall, upon request of the Facilities Agent, pay to the Facilities Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

26.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor provided that Obligor or a person on behalf of that Obligor (or a liquidator, administrator, administrative receiver, compulsory manager, mandataire ad hoc or other similar officer of that Obligor) shall have actually received such Redistributed Amount.

26.5	Exceptions

26.5.1	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

26.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 27

PAYMENT MECHANICS

27.	PAYMENT MECHANICS

27.1	Payments to the Facilities Agent

27.1.1	On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Facilities Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facilities Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

27.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London), other than a Non-Cooperative Jurisdiction, with such bank as the Facilities Agent specifies.

27.1.3	If the Facilities Agent receives any payment from the Additional Borrower under Facility B, the Facilities Agent shall promptly notify the Facility B Guarantor and the Lenders under Facility B, in writing, of the amount of such payment so received.

27.2	Distributions by the Facilities Agent

Each payment received by the Facilities Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to a Borrower) and Clause 27.4 (Clawback) be made available by the Facilities Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facilities Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London), other than a Non-Cooperative Jurisdiction.

27.3	Distributions to a Borrower

The Facilities Agent may (with the consent of a Borrower or in accordance with Clause 28 (Set-Off)) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

27.4.1	Where a sum is to be paid to the Facilities Agent under the Finance Documents for another Party, the Facilities Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

27.4.2	If the Facilities Agent pays an amount to another Party and it proves to be the case that the Facilities Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facilities Agent shall on demand refund the same to the Facilities Agent together with interest on that amount from the date of payment to the date of receipt by the Facilities Agent, calculated by the Facilities Agent to reflect its cost of funds.

27.5	Impaired Agent

27.5.1	If, at any time, the Facilities Agent becomes an Impaired Agent, a Borrower or a Lender which is required to make a payment under the Finance Documents to the Facilities Agent in accordance with Clause 27.1 (Payments to the Facilities Agent) or Clause 26 (Sharing among the Finance Parties) shall instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account (opened in a jurisdiction which recognises a trust) for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

27.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

27.5.3	Subject to Sub-clause 27.5.5 of this Clause 27.5, a Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not bear any credit risk with respect to the amounts standing to the credit of the trust account.

27.5.4	Any payment made by a Borrower to the Facilities Agent

(a)	whilst not actually being aware of the fact that, at the time of such payment, the Facilities Agent is an Impaired Agent shall fully discharge the payment obligations of that Borrower up to the amount of such payment; and

(b)	whilst actually being aware of the fact that, at the time of such payment, the Facilities Agent is an Impaired Agent, shall not discharge the payment obligations of that Borrower with respect to the amount of such payment unless and until any such amounts are actually received by the Finance Party (other than the Impaired Agent) to whom such amounts are payable (and any such discharge shall occur only to the extent of the amounts actually received by such Finance Party).

27.5.5	Any payment made by a Borrower to an Acceptable Bank pursuant to Clause 27.5.1

(a)	whilst not actually being aware of the fact that, at the time of such payment, an Insolvency Event has occurred and is continuing in relation to such Acceptable Bank, shall fully discharge the payment obligation of that Borrower up to the amount of such payment; and

(b)	whilst actually being aware of the fact that, at the time of such payment, an Insolvency Event has occurred and is continuing in relation to such Acceptable Bank, shall not discharge the payment obligation of that Borrower with respect to the amount of such payment unless and until any such amounts are actually received by the Finance Party (other than, if applicable, such Acceptable Bank in its role as Acceptable Bank and not in its role as a Finance Party) to whom such amounts are payable (and any such discharge shall occur only to the extent of the amounts actually received by such Finance Party).

27.5.6	Promptly upon the appointment of a successor Facilities Agent in accordance with Clause 24.12 (Replacement of the Facilities Agent), each Party which has made a payment to a trust account in accordance with this Clause 27.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facilities Agent for distribution in accordance with Clause 27.2 (Distributions by the Facilities Agent).

27.6	Partial payments

27.6.1	If the Facilities Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facilities Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facilities Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

27.6.2	The Facilities Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs 27.6.1(b) to (d) above.

27.6.3	Sub-clauses 27.6.1 and 27.6.2 above will override any appropriation made by an Obligor.

27.7	No set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Business Days

27.8.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

27.8.2	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9	Currency of account

27.9.1	Subject to Sub-clauses 27.9.2 to 27.9.5 below, dollars are the currency of account and payment for any sum due from any Borrower under any Finance Document.

27.9.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

27.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

27.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

27.9.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

27.10	Change of currency

27.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facilities Agent (acting reasonably and after consultation with the Company); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facilities Agent (acting reasonably and after consultation with the Company).

27.10.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Facilities Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.11	Disruption to Payment Systems etc.

If either the Facilities Agent determines (in its discretion) that a Disruption Event has occurred or the Facilities Agent is notified by the Company that a Disruption Event has occurred:

27.11.1	the Facilities Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facilities Agent may deem necessary in the circumstances;

27.11.2	the Facilities Agent shall not be obliged to consult with the Company in relation to any changes mentioned in Sub-clause 27.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

27.11.3	the Facilities Agent may consult with the Finance Parties in relation to any changes mentioned in Sub-clause 27.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

27.11.4	any such changes agreed upon by the Facilities Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

27.11.5	the Facilities Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence or any other category of liability whatsoever but not including any claim based on the willful misconduct or fraud of the Facilities Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.11; and

27.11.6	the Facilities Agent shall notify the Finance Parties of all changes agreed pursuant to Sub-clause 27.11.4 above.

SECTION 28

SET-OFF

28.	SET-OFF

While an Event of Default is continuing, a Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify that Borrower and the Facilities Agent of such conversion and set-off.

SECTION 29

NOTICES

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

29.2.1	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name in Clause 29.2.2 below;

(b)	in the case of the Facilities Agent, that identified with its name in Clause 29.2.2,

or any substitute address or fax number or department or officer as the Party may notify to the Facilities Agent (or the Facilities Agent may notify to the other Parties, if a change is made by the Facilities Agent) by not less than five (5) Business Days’ notice.

29.2.2

(a)	the Facilities Agent:

Address:	Société Générale

Tour Société Générale

17, Cours Valmy

92972 Paris La Défense Cedex

Attention:	Florence Crequy / Jean-François Michard

Tel:	+ 33.01.58.98.50.76 / + 33.01.42.13.68.37/

Fax:	+ 33.01.46.92.46.19

E-mail:	florence.crequy@sgcib.com /

jean-francois.michard@sgcib.com

(b)	the Company:

Address:	174, avenue de France

75013 Paris

France

Attention:	Executive Vice President

Chief Financial Officer

Tel:	+33.1.53.77.46.06
Fax:	+33.1.53.77.42.60

29.3	Delivery

29.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, or

(c)	if in electronic format, in accordance with Clause 29.5 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

29.3.2	Any communication or document to be made or delivered to the Facilities Agent will be effective only when actually received by the Facilities Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facilities Agent’s signature below (or any substitute department or officer as the Facilities Agent shall specify for this purpose).

29.3.3	All notices from or to the Company shall be sent through the Facilities Agent.

29.3.4	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 29.2 (Addressess) or changing its own address or fax number, the Facilities Agent shall notify the other Parties.

29.5	Electronic communication

29.5.1	Any communication to be made between the Facilities Agent, a Lender or (in respect of information to be provided pursuant to Clause 19 (Information Undertakings) and where it is specified that such information is to be provided in electronic format) an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic format, if the Facilities Agent and the relevant Lender or, as the case may be, the relevant Obligor:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

29.5.2	Any electronic communication made between the Facilities Agent and a Lender or an Obligor will be effective only when actually received in readable form and in such format as the Facilities Agent may specify from time to time and in the case of any electronic communication made by a Lender or an Obligor to the Facilities Agent only if it is addressed in such a manner as the Facilities Agent shall specify for this purpose.

29.6	Communication when the Facilities Agent is Impaired Agent

If the Facilities Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facilities Agent, communicate with each other directly and (while the Facilities Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facilities Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement to the Facilities Agent has been appointed.

29.7	English language

29.7.1	Any notice given under or in connection with any Finance Document must be in English.

29.7.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Facilities Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

SECTION 30

CONFIDENTIALITY

30.	CONFIDENTIALITY

30.1	Confidential information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information

Any Finance Party may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

30.2.1	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Sub-clause 30.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

30.2.2	to any person (an “Entity”):

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(c)	appointed by any Finance Party or by a person to whom paragraph 30.2.2(a) or 30.2.2(b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Sub-clause 24.14.3 of Clause 24.14 (Relationship with the Lenders));

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph 30.2.2(a) or 30.2.2(b) above;

(e)	to whom;

(i)	information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking or other regulatory authority or similar body (other than a taxation authority), the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or

(ii)	there is an obligation to disclose information pursuant to any applicable law or regulation in relation to taxation;

(f)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.7 (Transfer by way of security to certain institutions);

(g)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(h)	who is a Party; or

(i)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)	in relation to paragraphs 30.2.2(a), 30.2.2(b) and 30.2.2(c) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information and provided that, in relation to paragraph 30.2.2(a) the Company is notified of the identity of any Entity to whom any Confidential Information is given;

(ii)	in relation to paragraph 30.2.2(d) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)	in relation to paragraphs 30.2.2(e), 30.2.2(f) and 30.2.2(g) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(j)	to any person appointed by that Finance Party or by a person to whom paragraph 30.2.2(a), 30.2.2(b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (j) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(k)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

30.3	Entire agreement

Subject to the provisions of article L.511-33 of the French Code monétaire et financier, this Clause 30 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

30.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

30.5.1	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 30.2.2(e) of Clause 30.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

30.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30.

30.6	Continuing obligations

The obligations in this Clause 30 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

30.6.1	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

30.6.2	the date on which such Finance Party otherwise ceases to be a Finance Party; or

30.6.3	in the case of a Defaulting Lender, the date set forth in Sub-clause 30.6.1.

SECTION 31

CALCULATION AND CERTIFICATES

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

SECTION 32

PARTIAL INVALIDITY

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

SECTION 33

REMEDIES AND WAIVERS

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 34

AMENDMENT AND WAIVERS

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

34.1.1	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

34.1.2	The Facilities Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

34.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	a change to the Obligors (except for (i) the accession of the Additional Borrower in accordance with Clause 23.2 (Additional Borrower) or (ii) as a result of a Permitted Merger);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	the nature and scope of the Guarantee; or

(h)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 34.

shall not be made without the prior consent of all the Lenders.

34.2.2	Any release of the Guarantee shall not be made without the prior consent of all the Lenders under Facility B provided that the Facilities Agent is hereby authorized by all the Lenders under Facility B (without need for any further consent of the Lenders under Facility B) to release the Guarantee once it is satisfied that all sums due by the Additional Borrower have been irrevocably paid and that all Available Commitments in relation to Facility B have been entirely cancelled.

34.2.3	An amendment or waiver which relates to the rights or obligations of the Facilities Agent or the Initial Mandated Lead Arrangers may not be effected without the consent of the Facilities Agent or the Initial Mandated Lead Arrangers.

34.3	Disenfranchisement of Defaulting Lenders

34.3.1	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

34.3.2	For the purposes of this Clause 34.3, the Facilities Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Facilities Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facilities Agent) or the Facilities Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4	Replacement of a Defaulting Lender

34.4.1	The Company (on behalf of the Obligors) may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Facilities Agent and such Lender:

(a)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; and/or

(b)	require such Lender to (and such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Facilities Agent is an Impaired Agent) is acceptable to the Facilities Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including without limitation the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

34.4.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(a)	no Obligor shall have a right to replace the Facilities Agent;

(b)	neither the Facilities Agent nor the Defaulting Lender shall have any obligation to any Obligor to find a Replacement Lender;

(c)	the transfer must take place no later than five (5) Business Days after the notice referred to in paragraph (a) above; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

SECTION 35

GOVERNING LAW

35.	GOVERNING LAW

This Agreement is governed by French law.

SECTION 36

ENFORCEMENT – JURIDICTION OF FRENCH COURTS

36.	ENFORCEMENT - JURISDICTION OF FRENCH COURTS

36.1	The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

36.2	Clause 36.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

SECTION 37

ELECTION OF DOMICILE

37.	ELECTION OF DOMICILE

37.1	Without prejudice to any other mode of service allowed under any relevant law, the Company irrevocably elects domicile at its corporate seat in Paris, France for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.

37.2	Without prejudice to any other mode of service allowed under any relevant law, each Borrower other than the Company irrevocably elects domicile at corporate seat of the Company in Paris, France for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Lenders

Name of Original Lender	Facility A Commitment (USD)	Facility B Commitment (USD)

BNP Paribas	3,333,333,333.33	1,666,666,666.66

J.P. Morgan Europe Limited	3,333,333,333.33	1,666,666,666.66

Société Générale	3,333,333,333.34	1,666,666,666.68

Total	10,000,000,000.00	5,000,000,000.00

Schedule 2

Conditions precedent

Part 1

Conditions precedent to Initial Utilisation

1.	The Company

(a)	K-bis extract for the Company, not more than one month old.

(b)	A copy of the constitutive documents (statuts) of the Company.

(c)	Evidence that the person(s) who has signed the Finance Documents on behalf of the Company was duly authorised so to sign.

(d)	A copy of a resolution of the board of directors of the Company:

(i)	approving the Acquisition and terms of, and the transactions contemplated by the Acquisition Documents and the Finance Documents to which it is party and resolving that it execute, deliver and perform the Acquisition Documents and any Finance Document to which it is a party; and

(ii)	taken in accordance with article L.225-35 and, if applicable, L.225-38 of the French Code de Commerce approving the terms of the Guarantee (if any) to be granted by it, and authorising a specified person or persons on its behalf, to execute that Guarantee (in the event of accession of the Additional Borrower).

(e)	Copies of the passports or identity cards of the Company signatories showing the signature of same.

(f)	A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in Part 1 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	BidCo

(a)	Evidence that BidCo is a wholly owned Subsidiary of the Company.

(b)	A copy of the certificate of incorporation and bylaws of BidCo.

(c)	Good standing certificate of BidCo.

(d)	Evidence that the person(s) who has(ve) signed the Acquisition Documents on behalf BidCo was duly authorised so to sign.

(e)	A copy of a resolution of the board of directors of BidCo approving the terms of, and the transactions contemplated by, the Acquisition Documents and resolving that it execute, deliver and perform the Acquisition Documents to which it is a party.

(f)	Copies of the passports or identity cards of the BidCo signatories showing the signature of same.

(g)	A certificate of an authorised signatory of the BidCo certifying that each copy document relating to it specified in Part 1 to this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

3.	Legal opinions

(a)	A legal opinion of Clifford Chance Europe LLP, legal advisors in France to the Initial Mandated Lead Arrangers and the Facilities Agent, substantially in the form distributed to the Initial Mandated Lead Arrangers prior to signing this Agreement.

(b)	A legal opinion provided by the in-house counsel to the Company as to capacity, authorisation and due execution of the Transaction Documents to which it is party, substantially in the form distributed to the Initial Mandated Lead Arrangers prior to signing this Agreement.

(c)	A legal opinion of Weil, Gotshal & Manges LLP, legal advisers to the Company in jurisdiction of incorporation of BidCo on the due incorporation, power and authority of BidCo to make any Offer and to perform its obligations thereunder and to execute, deliver and perform any Merger Agreement to which it is party, substantially in the form distributed to the Initial Mandated Lead Arrangers prior to signing this Agreement.

4.	Other documents and evidence

(a)	The Mandate Letter and the Fee Letters duly executed by the parties thereto.

(b)	The Original Financial Statements.

(c)	Evidence that the fees, costs and expenses due and payable on or before the first Utilisation Date by the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(d)	In the case of an Acquisition involving a Merger (without consummation of a preceding Offer) (if any):

(i)

the Merger Agreement (including any amendments thereto) that is (i) a valid merger agreement, in all material respects, for a merger between BidCo and the Target under applicable laws and (ii) (save to the extent that evidence satisfactory to the Facilities Agent, in the form described in paragraph 4(g) of Part 1 of this Schedule 2 (Conditions precedent) has been provided to the Facilities Agent) includes as a condition to the merger, a requirement for receipt of anti-trust or competition approvals under the United States federal law or, to the extent required for the

Acquisition, European Union laws or regulations (in any case, whether through expiration of the applicable waiting period or otherwise) together with a certificate of an officer of BidCo or the Company confirming that the conditions set out in (i) have been satisfied and the condition set out in (ii) has been satisfied (and it is agreed that any Merger Agreement that satisfies each of the conditions set out in (i) and (ii) shall be deemed to be in form an substance satisfactory to the Facilities Agent for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent));

(ii)	a copy of the resolution passed by the board of directors of BidCo approving the Merger and, to the extent that a vote is required by applicable law or the constitutional documents of the BidCo, a certificate signed by an authorised officer of BidCo confirming that such vote has been passed by the shareholders of BidCo approving a Merger;

(iii)	a copy of the resolution passed by the board of directors of the Target approving the Merger and a certificate signed by an authorised officer of the Target confirming that such vote has been passed by the shareholders of the Target approving a Merger;

(iv)	the final draft letter of transmittal (including any amendments thereto); and

(v)	a draft of the certificate of merger for the Merger (pre-cleared by the relevant authority in the State of Massachusetts);

(e)	In the case of an Acquisition involving an Offer (if any)

(i)	the offer to purchase (including any supplements thereto) (provided that such document will be deemed in form and substance satisfactory to the Facilities Agent for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent) if (i) it complies with the requirements of Sub-clauses 20.10.2, 20.10.3 and 20.10.7(a) of Clause 20.10 (Acquisition related covenants) and (ii) the description of the Finance Documents contained therein is satisfactory to the Facilities Agent (acting reasonably)) together with a certificate of an officer of BidCo or the Company confirming that the condition set out in (i) has been satisfied;

(ii)	the letter of transmittal (including any amendments thereto) (provided that such document will be deemed in form and substance satisfactory to the Facilities Agent for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent) if it is in compliance, in all material respects, with the requirements of Sub-clause 20.10.2 of Clause 20.10 (Acquisition related covenants) together with a certificate of an officer of BidCo or the Company confirming that this condition has been satisfied;

(iii)	the tombstone advertisement and the Schedule TO (including any amendments thereto) (provided that such document will be deemed in form and substance satisfactory to the Facilities Agent for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent) if (i) it complies with the requirements of Sub-clauses 20.10.2, 20.10.3 and 20.10.7(a) of Clause 20.10 (Acquisition related covenants) and (ii) any description of the Finance Documents contained therein is satisfactory to the Facilities Agent (acting reasonably)) together with a certificate of an officer of BidCo or the Company confirming that the condition set out in (i) has been satisfied;

(iv)	a certificate of the depository specifying the number of Target Shares tendered for transfer (and not withdrawn) and the consideration of which is to be funded; and

(v)	a certificate of the Company certifying that, based on publicly available information and, if available to the Company, the Target’s register of shares, the number of Target Shares referred to in the certificate of the depository represent at least a majority of the Target Shares on a fully diluted basis and including details of such calculations (including details of the total number of issued Target Shares on a fully diluted basis) together with copies of the documents on which such calculation is based.

(f)	For information purposes only, the other Acquisition Documents available at such time.

(g)	Evidence, in the form of a confirmation from the Borrower’s U.S. counsel that the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares under the Offer shall have expired or been terminated and evidence, in the form of a certificate from the Company certifying that, all clearances required under European Union competition law or regulations have been obtained or that the waiting periods applicable under European Union competition law or regulations to the purchase of Target Shares under the Offer shall have expired or been terminated.

Part 2

Conditions precedent to each Utilisation (other than the first Utilisation)

1.	If the Utilisation relates to payment for or refinancing of Target Shares tendered in a subsequent offering period for an Offer, a certificate of the depository specifying the number of Target Shares tendered for transfer (and not withdrawn) in such subsequent offering period and the consideration of which is to be funded or refinanced.

2.	If the Utilisation relates to payment for Target Shares in connection with a Merger:

(a)	the Merger Agreement (including any amendments thereto) that is (i) a valid merger agreement, in all material respects, for a merger between BidCo and the Target under applicable laws and (ii) (save to the extent that evidence satisfactory to the Facilities Agent, in the form described in paragraph 4(g) of Part 1 of this Schedule 2 (Conditions precedent) has been provided to the Facilities Agent) includes as a condition to the merger, a requirement for receipt of anti-trust or competition approvals under the United States federal law or, to the extent required for the Acquisition, European Union laws or regulations (in any case, whether through expiration of the applicable waiting period or otherwise) together with a certificate of an officer of BidCo or the Company confirming that the conditions set out in (i) have been satisfied and the condition set out in (ii) has been satisfied (and it is agreed that any Merger Agreement that satisfies each of the conditions set in (i) and (ii) shall be deemed to be in form an substance satisfactory to the Facilities Agent for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent));

(b)	a copy of any resolution passed by the board of directors of BidCo approving the Merger and, to the extent that a vote is required by applicable law or the constitutional documents of the BidCo, a certificate signed by an authorised officer of BidCo confirming that such vote has been passed by the shareholders of BidCo approving a Merger;

(c)	a copy of any resolution passed by the board of directors of the Target approving the Merger and, to the extent that a vote is required by applicable law or the constitutional documents of the Target, a certificate signed by an authorised officer of the Target confirming that such vote has been passed by the shareholders of the Target approving a Merger;

(d)	the final draft letter of transmittal (including any amendments thereto); and

(e)	a draft of the certificate of merger for the Merger (pre-cleared by the relevant authority in the State of Massachusetts).

3.

Any amendments or supplements to Merger Documents or the Offer Documents not previously provided (provided that, in respect of any Merger Document, such document will be deemed in form and substance satisfactory to the Facilities Agent for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent) if (i) it is an amendment or supplement to the Merger Agreement and the

Merger Agreement as so amended or supplemented complies with the requirements set out in paragraph 2 (a) or (ii), it is an amendment or supplement to an Offer Document, if (a) the Offer Document as so amended or supplemented complies with the requirements of Sub-clauses 20.10.2, 20.10.3 and 20.10.7(a) of Clause 20.10 (Acquisition related covenants) and (b), to the extent that such amendment or supplement amends or supplements any description of the Finance Documents contained therein, such description of the Finance Documents contained therein is satisfactory to the Facilities Agent (acting reasonably)) and, in each case, together with a certificate of an officer of BidCo or the Company confirming that these requirements (other than those contemplated by (ii)(b) of this paragraph 3) have been satisfied.

Part 3

Conditions precedent required to be delivered by the Additional Borrower

1.	A duly executed original copy of the Guarantee.

2.	An Accession Letter, duly executed by the Additional Borrower and the Company.

3.	A K-bis extract for the Facility B Guarantor, not more than one month old.

4.	A copy of the constitutional documents of the Additional Borrower.

5.	Good standing certificate of the Additional Borrower (if any such certificate may be provided).

6.	Evidence that the person(s) who has(ve) signed the Accession Letter on behalf the Additional Borrower and the Company was duly authorised so to sign.

7.	A copy of a resolution of the board of directors, president or any equivalent corporate body having the power to pass such resolution of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

8.	A specimen of the signature of each person referred to in paragraph 6 above and of each person authorised by the resolution referred to in paragraph 7 above.

9.	A certificate of an authorised signatory of the Additional Borrower confirming that borrowing the Total Facility B Commitments, would not cause any borrowing, guaranteeing or similar limit binding on each of them to be exceeded.

10.	A certificate of an authorised signatory of the Additional Borrower and the Facility B Guarantor certifying that each copy document listed in this Part 3 of Schedule 2 (Conditions precedent) and the resolution referred to in paragraph 1(d) of Part 1 of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter or, as the case may be, the Guarantee.

11.	A copy of any other Authorisation or other document, opinion or assurance which the Facilities Agent (acting reasonably) considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or, as the case may be, the Guarantee or for the validity and enforceability of any Finance Document.

12.	The Original Financial Statements of the Additional Borrower.

13.	A legal opinion of Clifford Chance Europe LLP, legal advisers to the Initial Mandated Lead Arrangers and the Facilities Agent in France on the validity and enforceability of the Accession Letter and the Guarantee in a form reasonably satisfactory to the Initial Mandated Lead Arrangers and the Facilities Agent.

14.	If the Additional Borrower is a U.S. Borrower, a legal opinion of legal advisers to the Additional Borrower in the jurisdiction of incorporation of the Additional Borrower on the due incorporation, power and authority of the Additional Borrower to sign the Finance Documents to which it is party and the enforceability of such Finance Documents in the jurisdiction of incorporation of the Additional Borrower.

15.	If the Additional Borrower is a Borrower incorporated in France, a legal opinion provided by the in-house counsel to the Additional Borrower as to the existence, capacity and authorisations of the Additional Borrower to sign the Finance Documents to which it is party.

16.	A legal opinion provided by the in-house counsel to the Facility B Guarantor as to the existence, capacity and authorisations of the Facility B Guarantor to sign the Guarantee.

17.	A TEG Letter acknowledged by the Additional Borrower.

18.	All such documents and information as may be required by a Lender or the Facilities Agent to comply with its “know your customer” or similar identification procedures in respect of the Additional Borrower.

Part 4

Conditions required for the Merger

Part A

Conditions Precedent

1.	A draft of the certificate of merger (pre-cleared by the relevant authority in the State of Massachusetts).

2.	A copy of any Merger Agreement (including any amendments thereto) that (i) is a valid merger agreement in all material respects for a merger between BidCo and the Target under applicable laws and (ii) (save to the extent that evidence satisfactory to the Facilities Agent, in the form described in paragraph 4(g) of Part 1 of this Schedule 2 (Conditions precedent) has been provided to the Facilities Agent) includes as a condition to the merger, a requirement for receipt of anti-trust or competition approvals under the United States federal law or, to the extent required for the Acquisition, European Union laws or regulations (in any case, whether through expiration of the applicable waiting period or otherwise) together with a certificate of an officer of BidCo or the Company confirming that each of conditions set out in (i) and (ii) have been satisfied (and it is agreed that any Merger Agreement that satisfies each of the conditions set in (i) and (ii) shall be deemed to be in form an substance satisfactory to the Facilities Agent for the purposes of Clause 4.1 (Initial and subsequent documentary conditions precedent)).

3.	A copy of the resolution passed by the board of directors of BidCo approving a Merger and, to the extent that a vote is required by applicable law or the constitutional documents of the BidCo, a certificate signed by an authorised officer of BidCo confirming that such vote has been passed by the shareholders of BidCo approving a Merger.

4.	A copy of any resolution passed by the board of directors of the Target approving a Merger and, to the extent that a vote is required by applicable law or the constitutional documents of the Target, a certificate signed by an authorised officer of the Target confirming that such vote has been passed by the shareholders of the Target approving a Merger.

5.	A legal opinion of Weil Gotshal & Manges LLP, legal advisers to the Company in jurisdiction of incorporation of the Surviving Entity, on the assumption by the Surviving Entity of BidCo’s obligations under the Finance Documents to which BidCo is a party as a matter of the laws of the jurisdiction of incorporation (including any federal laws) and the enforceability of such Finance Documents in the jurisdiction of incorporation of the Surviving Entity.

6.	All such documents and information as may be required by a Lender or the Facilities Agent to comply with its “know your customer” or similar identification procedures in respect of the Surviving Entity.

Part B

Conditions Subsequent

1.	The certificate of merger.

2.	A copy of the constitutional documents of the Surviving Entity.

3.	Good standing certificate of the Surviving Entity (if any such certificate may be provided).

4.	Copies of the passports or identity cards of the Surviving Entity signatories showing the signature of same.

5.	A copy of a resolution of the board of directors of the Surviving Entity:

(a)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(b)	authorising the Company to act as its agent in connection with the Finance Documents.

6.	A confirmation by the Surviving Entity that it is bound by the terms of this Agreement.

7.	A certificate of an authorised signatory of the Surviving Entity certifying that each copy document listed in this Part 3 of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Merger.

Part 5

Form of Guarantee

TO: Société Générale as Facilities Agent

Paris, [ ] 2010

Stand-alone First Demand Guarantee

The undersigned, Sanofi-Aventis, a société anonyme with a share capital of Euro 2,621,491,268, registered office 174, avenue de France – 75013 Paris (the “Guarantor”) is duly represented for the purposes of this guarantee (the “Guarantee”) by Mr. [                    ], duly authorized by virtue of a decision of the Board of Directors dated [                    ] 2010.

Whereas, [Bidco, a wholly owned subsidiary of the Guarantor incorporated in the State of Massachussets / any other wholly owned subsidiary of the Guarantor incorporated in France or in the State of Massachussets or any other U.S. jurisdiction agreed by the Initial Mandated Lead Arrangers], is an additional borrower (together with any of its transferee, assignee or successor in its rights and obligations as borrower under Facility B (as defined below), the “Additional Borrower”) under a facilities agreement dated 2 October 2010 (as amended, varied, novated or supplemented from time to time), by and between the Guarantor, BNP Paribas, J.P. Morgan PLC and Société Générale Corporate & Investment Banking as initial mandated lead arrangers (together with any of their transferee, assignee or successor in such capacity, the “Initial Mandated Lead Arrangers”), Société Générale as facilities agent (together with any of its transferee, assignee or successor in such capacity, the “Facilities Agent”) and BNP Paribas, J.P. Morgan Europe Limited and Société Générale as original lenders (together with any of their transferee, assignee or successor in such capacity, the “Lenders”) (such facilities agreement, the “Facilities Agreement”). Pursuant to the Facilities Agreement, the Lenders have granted to the Additional Borrower a USD 5,000,000,000 term loan facility (the “Facility B”).

The Guarantor declares that it has full and complete knowledge of the terms and conditions of the Facilities Agreement.

1.	The Guarantor, in accordance with article 2321 of the Civil Code, undertakes irrevocably by the present Guarantee to pay the Facilities Agent, for its own account and on behalf and for the account of the Lenders and the Initial Mandated Lead Arrangers (together with the Facilities Agent, the “Finance Parties”), unconditionally and with no right to raise any exception whatsoever, on first written demand by such Facilities Agent, any sum claimed by it, in writing, up to the Cap (as defined in Clause 12 below), subject to the provisions of this Guarantee.

2.	Such payment shall be made by the Guarantor to the Facilities Agent within 5 days of receipt by the Guarantor of a request therefor sent by the Facilities Agent in its name and in the name and on behalf of any Finance Party in the form set out in Appendix A to this Guarantee (the “Request”) and notified in accordance with Clause 17 below.

The Guarantor acknowledges and agrees that any Request shall be the conclusive evidence of the obligation to pay all sums claimed by the Facilities Agent up to the Cap.

3.	Any sums due by the Guarantor under this Guarantee (the “Sums Due”) shall be paid in USD.

4.	Unless the Facilities Agent has provided a written release notice (a “Release Notice”) to the Guarantor stating that the Guarantee is released in full prior to such date, the obligations of the Guarantor under the present Guarantee will remain in force until 2 July 2014, midnight Paris (France) time (the “Expiration Date”). Immediately upon the earlier of the date of the receipt by the Guarantor of any Release Notice and the Expiration Date, the present Guarantee will automatically cease to have effect as regards the obligations of the Guarantor under this Guarantee, whether or not the original is returned to the Guarantor, and the Guarantor will no longer be obliged to make any payment under the present Guarantee other than payment of any Sums Due claimed in a Request sent by the Facilities Agent acting on behalf of the Finance Parties and received by the Guarantor prior to the Expiration Date and which are still outstanding at said date (any such outstanding amounts, “Residual Sums Due”).

5.	Any payment delay after the due date of any sum due by the Guarantor to the Finance Parties under the present Guarantee will automatically entitle the Finance Parties to charge late payment interest until the date of effective payment by the Guarantor, at the rate indicated by the Facilities Agent as equating to its financing cost, expressed on an annual basis, plus 1% per annum; no other default interest will be payable in relation to the Guarantor’s obligations under the Guarantee.

6.	This Guarantee can be called by the Facilities Agent on behalf of any of the Finance Parties, once or several times, and the Facilities Agent may serve multiple Requests therefor, each payment made by the Guarantor thereby reducing the Cap.

7.	The present Guarantee constitutes an autonomous obligation of the Guarantor which is, in accordance with article 2321 of the Civil Code, independent from the Facility B and the Facilities Agreement or any other relations that may exist between the Guarantor, the Finance Parties and the Additional Borrower, and from the situation of the Additional Borrower.

The Guarantor shall in no event be entitled, in order to refuse or delay payment pursuant to this Guarantee, to raise any defences to payment resulting from the relationship between the Additional Borrower and any of the Finance Parties or any third party or any reason related to the Facility B, the Facilities Agreement or any other agreement. In particular, the situation of the Additional Borrower (including, without limitation of the foregoing, the Additional Borrower’s ceasing to exist as a legal entity) or the Facilities Agreement or any other document related thereto being or becoming void, terminated or otherwise unenforceable shall be without incidence on the payment obligations of the Guarantor towards the Finance Parties hereunder.

8.	The present Guarantee will remain in full force and effect in all circumstances, in particular in the event that the Additional Borrower becomes insolvent or is the subject of a voluntary creditors’ arrangement, any corporate recovery procedure, administration order, winding-up order or any other judicial or extra-judicial procedure aiming at the collective settlement of its liabilities, a corporate reorganization or similar processes. Notwithstanding the occurrence of such circumstances, the Guarantor will remain bound by its obligations under the present Guarantee and may not enforce against the Finance Parties any of the terms and conditions of the Facilities Agreement, any suspension of the accrual of interest or any deferred payment terms or other conditions that the Additional Borrower, or any official liquidator or administrator or any other person may be entitled to rely upon vis-à-vis the Finance Parties in connection with any such procedures or circumstances. The Guarantor moreover expressly waives its right to enforce any deferred payment terms, grace periods or waivers granted to the Additional Borrower by any judge having jurisdiction.

9.	It is moreover understood that the obligation entered into by the Guarantor under this Guarantee as described above cannot be affected or amended in any way and will remain fully and entirely valid notwithstanding (i) present or future implementation of any legislative measure or any regulations of any kind issued by the public authorities of the jurisdiction of incorporation of the Additional Borrower having the effect or consequence of affecting in any way the obligations of the Additional Borrower under the Facility Agreement, in particular affecting the amount, the maturity or the applicable interest rate of the Facility B, or the currency in which such Facility B is denominated or meant to be repaid, (ii) any nationalization, expropriation, confiscation or other legislative, governmental or administrative measure of any kind affecting some or all of the assets of the Additional Borrower and/or the direct or indirect interest of the Guarantor in the capital or net worth of the Additional Borrower, (iii) any war, revolution or uprising in the jurisdiction of incorporation of the Additional Borrower, or (iv) any change in the terms and conditions of the Additional Borrower’s obligations to the Finance Parties or any delay by the Facilities Agent in demanding payment from the Additional Borrower or the Guarantor.

10.	This Guarantee will remain in full force and effect even if the Guarantor ceases to hold a majority of the capital and/or voting rights subsisting under equity instruments or participating securities issued by the Additional Borrower; the same will apply if the Additional Borrower is or becomes a different structure of which the Guarantor ceases to be a stockholder or partner.

In addition to its unconditional and irrevocable obligation as defined above, the Guarantor agrees to reimburse the Finance Parties on demand from the Facilities Agent accompanied by appropriate supporting documentation, all expenses including reasonable advisory and legal fees incurred in connection with the enforcement of the Guarantor’s obligations under this Guarantee (the “Guarantor’s Obligation to Pay Related Costs”).

11.

All sums paid by the Guarantor under this Guarantee will be paid net and free of all current or future duties, levies and taxes of any kind withheld or deducted on behalf of any French or foreign tax authorities and with no set-off or counterclaim by the Guarantor against any sums owed by the Finance Parties to the Guarantor for any reason. If the Guarantor is required to withhold or deduct from the sums it owes to the Finance Parties under this Guarantee any amount in respect of any duty, levy, tax or deduction of any kind, it agrees to gross-up said sums so that such Finance Parties will receive the sums that it would have received in the absence of such duty, levy, tax or deduction (the “Guarantor’s Gross-Up Obligation”).

12.	All obligations of the Guarantor under this Guarantee are capped at an amount equal to the arithmetical sum of (i) USD 5,250,000,000 (the “Principal Amount”) and (ii) the Additional Amount (such arithmetical sum, the “Cap”), the Cap being reducible in accordance with the provisions of this Guarantee; “Additional Amount” means an amount equal to USD 275,625,000, such amount representing (i) the Guarantor’s Obligation to Pay Related Costs, (ii) the Guarantor’s Gross-Up Obligation and (iii) any default interest under this Guarantee. The Cap shall be automatically reduced by the aggregate amount of (i) any payment made by the Guarantor to the Finance Parties in accordance with the terms of this Guarantee and (ii) any amount notified in writing by the Facilities Agent to the Guarantor as being an amount in principal or the portion of any interest corresponding to the applicable margin received by the Facilities Agent from the Additional Borrower under Facility B. Any reduction of the Cap shall reduce the Guarantor’s undertaking under this Guarantee. The Guarantor’s obligation under the present Guarantee relates to any sums claimed by the Finance Parties on one or more occasions, up to the amount of the Cap, as the same may have been reduced and is remaining as of the date of the demand for payment.

13.	If, at any time, the Facilities Agent becomes an Impaired Agent, the Guarantor shall instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Guarantor and designated as a trust account (opened in a jurisdiction which recognises a trust) for the benefit of the Lenders and the Initial Mandated Lead Arrangers beneficially entitled to that payment. In each case such payments must be made on the due date for payment under this Guarantee. All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

To the extent that the Guarantor has made a payment in accordance with this Clause 13, it shall be discharged of the relevant payment obligation under this Guarantee and shall not bear any credit risk with respect to the amounts standing to the credit of the trust account.

Any payment made by the Guarantor to the Facilities Agent:

(a)	whilst not actually being aware of the fact that, at the time of such payment, the Facilities Agent is an Impaired Agent shall fully discharge the payment obligations of the Guarantor up to the amount of such payment; and

(b)	whilst actually being aware of the fact that, at the time of such payment, the Facilities Agent is an Impaired Agent, shall not discharge the payment obligations of the Guarantor with respect to the amount of such payment unless and until any such amounts are actually received by the Lender or Initial Mandated Lead Arranger (other than the Impaired Agent) to whom such amounts are payable (and any such discharge shall occur only to the extent of the amounts actually received by such Lender or Initial Mandated Lead Arranger).

Any payment made by the Guarantor to an Acceptable Bank pursuant to this Clause:

(a)	whilst not actually being aware of the fact that, at the time of such payment, an Insolvency Event has occurred and is continuing in relation to such Acceptable Bank, shall fully discharge the payment obligation of the Guarantor up to the amount of such payment; and

(b)	whilst actually being aware of the fact that, at the time of such payment, an Insolvency Event has occurred and is continuing in relation to such Acceptable Bank, shall not discharge the payment obligation of the Guarantor with respect to the amount of such payment unless and until any such amounts are actually received by the Lender or Initial Mandated Lead Arranger (other than, if applicable, such Acceptable Bank in its role as Acceptable Bank and not in its role as a Lender or Initial Mandated Lead Arranger) to whom such amounts are payable (and any such discharge shall occur only to the extent of the amounts actually received by such Lender or Initial Mandated Lead Arranger).

Promptly upon the appointment of a successor Facilities Agent, if the Guarantor has made a payment to a trust account in accordance with this Clause 13, it shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facilities Agent.

For the purposes of this Clause 13:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris, New York and London.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made by the Facilities Agent to the Lenders or the Initial Mandated Lead Arrangers with respect to sums received on their behalf under this Guarantee, which disruption is not caused by, and is beyond the control of the Facilities Agent; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of the Facilities Agent preventing the Facilities Agent:

(i)	from performing its obligations to pay to the Lenders or the Initial Mandated Lead Arrangers any sum received on their behalf under this Guarantee; or

(ii)	from communicating with the Guarantor in accordance with the terms of this Guarantee or with the Lenders or the Initial Mandated Lead Arrangers on behalf of which it is acting under this Guarantee, and which (in either such case) is not caused by, and is beyond the control of the Facilities Agent whose operations are disrupted.

“Impaired Agent” means the Facilities Agent at any time when:

(a)	it has failed to make (or has notified the Guarantor or a Lender or an Initial Mandated Lead Arranger) that it will not make a payment required to be made by it to the Lenders or the Initial Mandated Lead Arrangers on behalf of which it is acting under this Guarantee by the due date for payment; or

(b)	an Insolvency Event has occurred and is continuing with respect to the Facilities Agent;

unless, in the case of paragraph (a) above:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(b)	the Facilities Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Insolvency Event” in relation to the Facilities Agent means that the Facilities Agent:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the United Kingdom Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the United Kingdom Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the United Kingdom Banking Act 2009 or has exercised in respect of it in any jurisdiction any similar powers which have similar effects to those referred to in this paragraph (f);

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

14.	This Guarantee shall benefit any successor, transferee or assign of any or all of the rights or obligations of any of the Finance Parties. As such, any reference in this Guarantee to the Facilities Agent or the other Finance Parties shall comprise their successors, transferees and assigns.

15.	The present Guarantee will be additional to any other guarantee, indemnity or other security interest or collateral whether contractual, having arisen by operation of law or resulting from a judgment or court order and subsisting for the benefit of the Finance Parties and which such Finance Parties may enforce as it sees fit and in the order and for the amounts it sees fit without being required to provide any explanation to the Guarantor.

16.

Without prejudice to Clause 13 hereof, any payment by the Guarantor following a payment request made by the Finance Parties will be validly made if made by transfer to an account, details of which shall have been notified to the Guarantor by the Facilities Agent on behalf of the Finance Parties in any Request. Notwithstanding

anything to the contrary contained in this Guarantee, there will be no default or payment delay by or attributable to the Guarantor under this Guarantee so long as the Guarantor shall not have received from the Facilities Agent a Request containing all account and other banking details allowing the Guarantor, using customary national and/or international funds transfer and settlement systems available to corporates other than credit institutions and financial services providers, to transfer funds to such Facilities Agent in all relevant currencies for purposes of discharging its payment obligations owing to the Finance Parties hereunder.

17.	Any written communication (including Requests and any Release Notice) relating to the present Guarantee will be sent, unless indicated otherwise in the present Guarantee, by mail or facsimile (or registered letter with acknowledgement of receipt or any other similar method) to the following addresses (or to any other addresses duly notified to the other party in good time):

(a)	if the communication is sent by the Guarantor to the Facilities Agent:

Address:	Société Générale

Tour Société Générale

17, Cours Valmy

92972 Paris La Défense Cedex

For the attention of: Florence Crequy / Jean-François Michard

Tel:	+ 33.01.58.98.50.76 / + 33.01.42.13.68.37/

Fax:	+ 33.01.46.92.46.19

E-mail: florence.crequy@sgcib.com / jean-francois.michard@sgcib.com

(b)	if the communication is sent by the Facilities Agent to the Guarantor:

sanofi-aventis

174, avenue de France

75013 – Paris, France

For the attention of:

Direction Financement et Trésorerie

Fax: +33 (0)1 53 77 41 09

With copy to:

Fax: +33 (0)1 55 71 33 90

Direction Juridique Droit Financier

18.	The present Guarantee is governed by and shall be construed in accordance with French law. The courts falling within the territorial jurisdiction of the Tribunal de Commerce of Paris, France, are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee) (a “Dispute”). This Clause is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

SANOFI-AVENTIS

By:

Name :

Title :

APPENDIX A

FORM OF REQUEST

To Sanofi-Aventis

Dear Sirs,

1.	We refer to the first demand guarantee granted by you, as Guarantor, on [ ] 2010, to the benefit of the Finance Parties (the “Guarantee”) in the context of the Facilities Agreement dated 2 October 2010 (as amended, varied, novated or supplemented from time to time).

2.	All terms and expressions defined in the Guarantee shall have the same meaning herein.

3.	Pursuant to Clause 2 of this Guarantee, we hereby request that you, in your capacity as Guarantor under the Guarantee, pay to us the sum of [insert amount] (the “Requested Amount”). We hereby certify that the Additional Borrower (in its capacity as borrower under Facility B) has not paid an amount at least equal to the Requested Amount.

4.	Pursuant to Clause 2 of the Guarantee, the Requested Amount shall be paid within 5 days following the receipt by you, as Guarantor, of this Request.

5.	The Requested Amount shall be paid into account [insert account details] at [insert bank details at which account is held] [insert any other details relevant for payment].

Yours sincerely,

Schedule 3

Requests

Part 1

Utilisation Request

From:	[Name of relevant Borrower/the Company]

To:	[Facilities Agent]

Dated:	[—]

Dear Sirs,

Sanofi-Aventis – U.S. $ 15,000,000,000 Facilities Agreement dated 2 October 2010 (the “Facilities Agreement”)

1.	Words and expressions defined in the Facilities Agreement have the same meaning when used herein.

2.	We wish to borrow a [Facility A Loan / Facility B Loan] on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[—]

Amount:	[—]

Interest Period:	[—]

We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

We confirm that the Utilisation relates to [payment for/the refinancing of]/[Target Shares in a One-Step Transaction] [Target Shares at the end of an initial period of an Offer/tendered in a subsequent offering period for an Offer]/[Target Shares in short form merger following acquisition by BidCo of more than 90% of the Target Shares]/[for Target Shares in a merger following acquisition by BidCo a majority but less than 90% of the Target Shares]/[payment of fees, costs and expenses incurred in connection with the Acquisition and/or the Offer].

The proceeds of this Loan should be credited to [account].

This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[Name of relevant Borrower]

Part 2

Selection Notice

From:	[Name of relevant Borrower/the Company]

To:	[Facilities Agent]

Dated:	[—]

Dear Sirs,

Sanofi-Aventis – U.S. $ 15,000,000,000 Facilities Agreement dated 2 October 2010 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A]/[B] Loan[s] with an Interest Period ending on [—]**.

3.	We request that the next Interest Period for the above Facility [A]/[B] Loan[s] is [1 Month]/[3]/[6] Months].***

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[Name of relevant Borrower]*

NOTES:

*	Amend as appropriate. The Selection Notice can be given by a Borrower or the Company.
**	Insert details of all Loans for the relevant Facility which have an Interest Period ending on the same date.
***	Amend as appropriate.

Schedule 4

Mandatory Cost formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facilities Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facilities Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facilities Agent. This percentage will be certified by that Lender in its notice to the Facilities Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facilities Agent as follows:

in relation to a Loan in any currency other than sterling:

E × 0.01	percent. per annum.
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facilities Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facilities Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Facilities Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facilities Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Facilities Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facilities Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facilities Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facilities Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Facilities Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Facilities Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Facilities Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Facilities Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.

The Facilities Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5

Form of Transfer Agreement

This Transfer Agreement is made on [—]

BETWEEN:

(1)	[—] (the “Existing Lender”)

AND:

(2)	[—] (the “New Lender”)

WHEREAS:

(A)	The Existing Lender has entered into a term loan facility in an aggregate amount equal to U.S.$ 15,000,000,000 (fifteen billion dollars) under a facilities agreement dated 2 October 2010, between the Company, the Borrowers, the Financial Institutions listed in Schedule 1 to that Facilities Agreement, BNP Paribas, J.P. Morgan PLC and Société Générale Corporate & Investment Banking acting as Initial Mandated Lead Arrangers and Société Générale acting as Facilities Agent of the Lenders (the “Facilities Agreement”).

(B)	The Existing Lender wishes to [transfer/assign] and the New Lender wishes to acquire [all] [the part specified in the Schedule to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in the Schedule to this Transfer Agreement.

(C)	Terms defined in the Facilities Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.	The Existing Lender and the New Lender agree to the [transfer/assignment] (cession) of [all] [the part specified in the Schedule to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in the Schedule to this Transfer Agreement (together with a corresponding proportion of the Existing Lender’s rights (whether current, future, actual or contingent), if any, subsisting under the Guarantee) in accordance with Clause 22.5 (Procedure for transfer or assignment) of the Facilities Agreement.[1]

2.	The proposed Transfer Date is [—].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule to this Transfer Agreement.

[1]	The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Borrowers in accordance with article 1690 of the French Code Civil.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 22.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

5.	The New Lender confirms, for the benefit of the Facilities Agent and the Company, that it is:

(a)	a Qualifying Lender other than a Treaty Lender;

(b)	a Treaty Lender;

(c)	not a Qualifying Lender,[2]

and that it is [not]3 incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

6.	The New Lender confirms to the other Finance Parties represented by the Facilities Agent that it has become entitled to the same rights and that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender

7.	This Transfer Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

8.	This Transfer Agreement has been entered into on the date stated at the beginning of this Transfer Agreement.

SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Agreement is accepted by the Facilities Agent and the Transfer Date is confirmed as [—].

[2]	Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.
[3]	Delete as applicable. Each New Lender is required to confirm whether it falls within one of these categories or not.

[Facilities Agent]

By:

Schedule 6

Existing Security

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured

Sanofi-Aventis	None

Schedule 7

Form of Confidentiality Undertaking

LMA CONFIDENTIALITY LETTER

To:	[insert name of New Lender]

Re:	[—]

Facility:	[—] Term Facilities Agreement

Obligor:	[insert name of Obligor]

Dear Sirs,

We understand that you are considering participating in the Facility as New Lender. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)	to keep the Confidential Information strictly confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep strictly confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group provided that these professional advisors and auditors agree to comply with the provisions of this letter as if they were also a party to it;

(b)	(i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Company.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us as soon as possible of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facility or (b) twenty four months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation

You acknowledge and agree that neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group. For the avoidance of doubt, this paragraph 9 would be considered as stipulation pour autrui as defined in article 1121 of the French Civil Code.

10.	Third party rights (“stipulation pour autrui”)

(a)	Subject to paragraph 6 and paragraph 9, the terms of this letter may be enforced and relied upon only by you and us.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of France and the parties submit to the non-exclusive jurisdiction of the French courts.

12.	Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to each Obligor, the Group, and the Facility including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies;

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies; and

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully,

To:      The Facilities Agent

We acknowledge and agree to the above:

[date]

For and on behalf of [New Lender]

Schedule 8

Form of Accession Letter

To:	[—] as Agent

From:	[Subsidiary] and Sanofi-Aventis

Dated:	[—]

Dear Sirs,

Sanofi-Aventis – U.S. $ 15,000,000,000 Facilities Agreement dated 2 October 2010 (the “Facilities Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become the Additional Borrower and to be bound by the terms of the Facilities Agreement as an Additional Borrower] pursuant to Clause 23.2 (Additional Borrowers) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:        [—]

Fax No:         [—]

Attention:      [—]

4.	This Accession Letter [and any non-contractual obligations arising out of or in connection with it [is/are] governed by French law.

Sanofi-Aventis	[Subsidiary]

Schedule 9

Timetables

Loans in USD

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) which is to be applied in a refinancing as provided in Clause 3.1.1 or a payment as provided in Clause 3.1.2 (a “Refinancing Utilisation Request”) or a Selection Notice in accordance with Clause 10.1 (Selection of Interest Periods)	10:00 a.m. (Paris time) three (3) Business Days prior to the relevant Utilisation Date or, in the case of a Selection Notice, 10:00 a.m. 3 Business Days prior to the first day of the relevant Interest Period

Facilities Agent notifies the Lenders of the Loan requested pursuant to a Refinancing Utilisation Request in accordance with Clause 5.4 (Lenders’ participation)	4:00 p.m. (Paris time) three (3) Business Days prior to the relevant Utilisation Date

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) which is to be applied for the other purposes specified in Clause 3.1.1 (being the financing of the acquisition of Target Shares) (a “Settlement Utilisation Request”)	8:00 a.m. (Paris time) one (1) Business Day prior to the relevant Utilisation Date

Facilities Agent notifies the Lenders of the Loan pursuant to a Settlement Utilisation Request in accordance with Clause 5.4 (Lenders’ participation)	10:30 a.m. (Paris time) one (1) Business Day prior to the proposed Utilisation Date

Each Lender to send a copy of SWIFT message confirming payment (to be made available through Fedwire) corresponding to its participation in respect of a Settlement Utilisation in accordance with Sub-clause 3.1.1 of Clause 3.1 (Delivery of a Utilisation Request) and Clause 5.4 (Lenders Participation)	3:00 p.m. (Paris time) one (1) Business Day prior to the proposed Utilisation Date

Each Lender to send the Fedwire confirmation number confirming payment corresponding to its participation in respect of a Settlement Utilisation in accordance with Sub-clause 3.1.1 of Clause 3.1 (Delivery of a Utilisation Request) and Clause 5.4 (Lenders Participation)	9:00 a.m. (New York time) on the proposed Utilisation Date

LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time)

Schedule 10

Material Subsidiaries

USA

(a)	Sanofi-Aventis US LLC; and

(b)	Sanofi Pasteur Inc.

France

(c)	Sanofi-Aventis France;

(d)	Sanofi Winthrop Industries SA; and

(e)	Aventis Pharma SA.

Germany

(f)	Hoechst GmbH; and

(g)	Sanofi-Aventis Deutschland GmbH.

Japan

Sanofi-Aventis K.K.

Schedule 11

Form of Increase Confirmation

To:	Société Générale as Facilities Agent and Sanofi-Aventis as Company

From:	[the Increase Lender] an (the “Increase Lender”)

Dated:

Sanofi-Aventis – U.S. $ 15,000,000,000 Facilities Agreement

dated 2 October 2010

(the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule next to its name (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement with such Commitment.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [—].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph 2.2.6 of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Facilities Agent and the Company, that it is:

(a)	[a Qualifying Lender other than a Treaty Lender;]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender,][4]

[4]	Delete as applicable. Each Increase Lender is required to confirm which of these three categories it falls within.

and that it is [not]5 incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

9.	This Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[5]	Delete as applicable. Each Increase Lender is required to confirm whether it falls within one of these categories or not.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facilities Agent and the Increase Date is confirmed as [—].

Facilities Agent

By:

Acknowledged and agreed:

Borrower

By:

SIGNED ON 2 OCTOBER 2010 IN PARIS IN EIGHT (8) ORIGINALS

The Company (as the Company, a Borrower and, as the case may be, the Facility B Guarantor)

SANOFI-AVENTIS

By:	/s/ Olivier Klaric
Olivier Klaric

The Initial Mandated Lead Arrangers

BNP PARIBAS

By:	/s/ Jean-Marie Pot	By:	/s/ Philippe Beauchataud
	Jean-Marie Pot		Philippe Beauchataud

By:	/s/ Drifa Ouahmed-Choulet
Drifa Ouahmed-Choulet

J.P. MORGAN PLC

By:	/s/ Marc Baignères
Marc Baignères

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

By:	/s/ Pierre-Yves Bonnet
Pierre-Yves Bonnet

The Facilities Agent

SOCIÉTÉ GÉNÉRALE

By:	/s/ Pierre-Yves Bonnet
Pierre-Yves Bonnet

The Original Facility A Lenders

BNP PARIBAS

By:	/s/ Jean-Marie Pot	By:	/s/ Philippe Beauchataud
	Jean-Marie Pot		Philippe Beauchataud

J.P. MORGAN EUROPE LIMITED

By:	/s/ Marc Baignères
Marc Baignères

SOCIÉTÉ GÉNÉRALE

By:	/s/ Pierre-Yves Bonnet
Pierre-Yves Bonnet

The Original Facility B Lenders

BNP PARIBAS

By:	/s/ Jean-Marie Pot	By:	/s/ Philippe Beauchataud
	Jean-Marie Pot		Philippe Beauchataud

J.P. MORGAN EUROPE LIMITED

By:	/s/ Marc Baignères
Marc Baignères

SOCIÉTÉ GÉNÉRALE

By:	/s/ Pierre-Yves Bonnet
Pierre-Yves Bonnet